Exhibit 99.1
PART I
Item 1.    Business
COMPANY OVERVIEW
Commercial Vehicle Group, Inc. and its subsidiaries, is a global provider of systems, assemblies and components to the global commercial vehicle market and the electric vehicle markets. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. References herein to the "Company", "CVG", "we", "our", or "us" refer to Commercial Vehicle Group, Inc. and its subsidiaries.
We have manufacturing operations in the United States, Mexico, China, United Kingdom, Czech Republic, Ukraine, Morocco, Thailand, India and Australia. Our products are primarily sold in North America, Europe, and the Asia-Pacific region.
We primarily manufacture customized products to meet the requirements of our customer. We believe our products are used by a majority of the North American Commercial Truck manufacturers, many construction and agriculture vehicle original equipment manufacturers ("OEMs"), parts and service dealers and distributors.
Our Long-term Strategy
Refer to Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.
SEGMENTS
During the year ended December 31, 2024, the Company sold its cab structures business with operations in Kings Mountain, North Carolina and its First Source Electronics (FSE) business with operations in Elkridge, Maryland. The FSE business was the Company's Industrial Automation segment. These divestitures represent a strategic shift in CVG's business and, in accordance with U.S. GAAP, qualified as discontinued operations. As a result, the operating results related to the cab structures business and Industrial Automation segment have been reflected as discontinued operations in the Consolidated Statements of Operations. See Note 17, Discontinued Operations, for additional information on the divestitures.
As a result of classifying the Industrial Automation reporting segment as a discontinued operation, it is not a reportable segment for 2024. Other reportable segment information also excludes the activity from the Kings Mountain, North Carolina facility as a result of the divestiture. We are organized into three segments: Global Seating, Global Electrical Systems, and Trim Systems and Components. See Note 16, Segment Reporting, for more information.
Our segments offer various products which are sold into many end user markets such as internal combustion commercial vehicles, electric vehicles, construction and agriculture equipment, power sports, and military. Certain of our facilities manufacture and sell products through multiple business segments. The products produced by each of our segments are more specifically described below.
The Global Seating segment designs, manufactures and sells the following products:
•Commercial vehicle seats for the global commercial vehicle markets including heavy duty trucks, medium duty trucks, last mile delivery trucks and vans, construction and agriculture equipment in North America, Europe and Asia-Pacific. This segment includes a portion of the company’s activities in the electric vehicle market.
•Seats and components sold into the commercial vehicle channels that provide repair and refurbishing. These channels include Original Equipment Service ("OES") centers and retail distributors, and are spread across North America, Europe and Asia-Pacific.

•Office seats primarily sold into the commercial and home office furniture distribution channels in Europe and Asia-Pacific.
The Global Electrical Systems segment designs, manufactures and sells the following products:
•Cable and harness assemblies for both high and low voltage applications, control boxes, dashboard assemblies and design and engineering for these applications.
•The end markets for these products are construction, agricultural, industrial, automotive (both internal combustion and electric vehicles), truck, mining, rail, marine, power generation and the military/defense industries in North America, Europe and Asia-Pacific.
The Trim Systems and Components segment designs, manufactures and sells the following products:
•Plastic components ("Trim") primarily for the North America commercial vehicle market, MD/HD truck market and power sports markets.
•Commercial vehicle accessories including wipers, mirrors, and sensors. These products are sold both as Original Equipment and as repair products.
The charts below display CVG's net sales by segment and geography for the year ended December 31, 2024.
GLOBAL SEATING SEGMENT OVERVIEW
Global Seating Segment Products
Set forth below is a brief description of our products manufactured in the Global Seating Segment and their applications.
Seats and Seating Systems. We design, engineer and produce seats for MD/HD truck, bus, construction, agriculture and military markets. Our seats are primarily sold fully-assembled and ready for installation. We offer a wide range of seats that include mechanical and air suspension seats, static seats, bus seats and military seats. As a result of our product design and product technology, we believe we are a leader in designing seats with convenience and safety features. Our seats are designed to achieve a high level of operator comfort by adding a wide range of manual and power features such as lumbar support, cushion and back bolsters, and leg and thigh support. Our seats are built to meet customer requirements in low volumes and produced in numerous feature combinations to form a full-range product line with a wide range of price points.
Our seats are sold under multiple brands, including KAB Seating™, National Seating™, Bostrom Seating®, and Stratos™.
ELECTRICAL SYSTEMS SEGMENT OVERVIEW
Electrical Systems Segment Products
Wire Harness Assemblies. We design, engineer and produce a wide range of high and low voltage electrical wire systems for vehicles and subsystems, which include Ethernet, battery cables and power distribution boxes. Our electrical wire harness assemblies function as the primary electric current carrying devices used to provide electrical interconnections for gauges, lights, control functions, power circuits, powertrain and transmission sensors, emissions systems and other electronic applications on commercial and other vehicles. Our wire harnesses are customized to fit specific end-user requirements and can be complex. Our production capabilities include low and high volume serial production with low and high volume circuitry, RIM (reaction injection molding) and specialized testing. Our engineering and production capabilities include virtual wiring boards, automatic plug insertion stations, system architecture and schematic development and prototyping.
Our electrical systems segment products are sold into the construction, agriculture, industrial and electric vehicles, traditional automotive, mining, rail, marine, power generation and the military/defense industries in North America, Europe and Asia-Pacific.
TRIM SYSTEMS AND COMPONENTS SEGMENT OVERVIEW
Trim Systems and Components Segment Products
Plastic Assemblies and Components. We design, engineer and produce plastic components and assemblies for MD/HD, power sports vehicles, specialty vehicle applications, and diversified markets. We offer thermoformed products, injection molded products, reaction injection molded products (RIM), and decorated / hydrographic finished products. We also assemble components and fabrics to these formed plastic parts and deliver complete subassemblies in bulk and in sequence. Our principal products in this category include:
Molded Products. Our molded products include both large and small parts. Specific components include vinyl or cloth-covered appliqués ranging from a traditional cut and sew approach to a contemporary molded styling theme, armrests, map pocket compartments, and sound-reducing insulation.
Instrument Panels. We produce and assemble instrument panels that can be integrated with the rest of the interior trim. The instrument panel is a complex system of coverings and foam, plastic and metal parts designed to house various components and act as a safety device for the vehicle occupant.
Plastics Decorating and Finishing. We offer customers a wide variety of cost-effective finishes in paint, ultra violet, hard coating and customized industrial hydrographic films (simulated appearance of wood grain, carbon fiber, brushed metal, marbles, camouflage and custom patterns), and other interior and exterior finishes.
Cab Interiors. We design, manufacture and provide a variety of interior design products including armrests, grab handles, storage systems, floor coverings, floor mats, sleeper bunks, headliners, wall panels, and privacy curtains that can be part of the overall cab structure or standalone assemblies depending on the customer application.
Accessories. We design, manufacture and provide a variety of mirrors, wipers and wiper systems sold into the commercial MD/HD truck, military and specialty power sports vehicles, electric vehicle, office and home office markets.
Our Trim Systems and Components products are sold under the AdvancTEK™ Moto Mirror®, Sprague Devices® and RoadWatch® brand names.

OUR CONSOLIDATED OPERATIONS
Primary Industries Served
Commercial Vehicle Market.     Commercial vehicles are used in a wide variety of end markets, including local and long-haul commercial trucking, bus, construction, mining, agricultural, military, industrial, municipal, off-road recreational and specialty vehicle markets. The commercial vehicle supply industry can generally be separated into two categories: (1) sales to OEMs, in which products are sold in relatively large quantities directly for use by OEMs in new commercial and construction vehicles; and (2) aftermarket sales, in which products are sold as replacements to a wide range of original equipment service organizations, wholesalers, retailers and installers. Additionally, we are seeing a trend toward alternate fuel and electric vehicles, middle-mile and last-mile vehicle models.
North American Commercial Truck Market.    Purchasers of commercial trucks include fleet operators, owner operators, governmental agencies and industrial end users. Commercial vehicles used for local and long-haul commercial trucking are generally classified by gross vehicle weight. Class 8 vehicles are trucks with gross vehicle weight in excess of 33,000 lbs. and Classes 5 through 7 vehicles are trucks with gross vehicle weight from 16,001 lbs. to 33,000 lbs.
The following describes the major markets within the commercial vehicle market in which the Global Seating and Trim Systems and Component Segments compete:
Class 8 Truck Market.     The global Class 8 ("Class 8" or "heavy-duty") truck manufacturing market is concentrated in three primary regions: North America, Europe and Asia-Pacific. The global Class 8 truck market is localized in nature due to the following factors: (1) the prohibitive costs of shipping components from one region to another, (2) the high degree of customization to meet the region-specific demands of end-users, and (3) the ability to meet just-in-time delivery requirements. New Class 8 truck demand is cyclical and is particularly sensitive to economic factors that generate a significant portion of the freight tonnage hauled by commercial vehicles.
Class 5-7 Truck Market. North American Class 5-7 ("Class 5-7" or "medium-duty") includes recreational vehicles, buses and medium-duty trucks. We primarily participate in the Class 6 and 7 portion of the medium-duty truck market. The medium-duty truck market is influenced by overall economic conditions but has historically been less cyclical than the North American Class 8 truck market.
Commercial Truck Aftermarket.     Demand for aftermarket products is driven by the quality of OEM parts, the number of vehicles in operation, the average age of the vehicle fleet, the content and value per vehicle, vehicle usage and the average useful life of vehicle parts. Aftermarket sales tend to be at a higher margin. The recurring nature of aftermarket revenue can be expected to provide some insulation to the overall cyclical nature of the industry as it tends to provide a more stable stream of revenues. Brand equity and the extent of a company’s distribution network also contribute to the level of aftermarket sales. We believe CVG has a widely recognized brand portfolio and participates in most retail sales channels including original equipment dealer networks and independent distributors.
Construction and Agriculture Equipment Market.     New vehicle demand in the global construction and agriculture equipment market generally follows certain economic conditions including gross domestic product, infrastructure investment, housing starts, business investment, oil and energy investment and industrial production around the world. Within the construction and agriculture market, there are two classes of construction and agriculture equipment markets: the medium and heavy construction and agriculture equipment market (weighing over 12 metric tons) and the light construction and agriculture equipment market (weighing below 12 metric tons). We primarily supply OEMs with our wire harness and seating products. Our construction and agriculture equipment products are primarily used in the medium and heavy construction and agriculture equipment market. The platforms that we generally participate in include: cranes, pavers, planers and profilers, dozers, loaders, graders, haulers, tractors, excavators, backhoes, material handling and compactors. Demand in the medium and heavy construction and agriculture equipment market is typically related to the level of larger-scale infrastructure development projects such as highways, dams, harbors, hospitals, airports and industrial development as well as activity in the mining, forestry and other commodities industries.

Purchasers of medium and heavy construction and agriculture equipment include construction companies, municipalities, local governments, rental fleet owners, quarrying and mining companies and forestry related industries. Purchasers of light construction and agriculture equipment include contractors, rental fleet owners, landscapers, logistics companies and farmers.
Military Equipment Market.     We supply products for heavy- and medium-payload tactical vehicles and complex military communications equipment over multiple product lines that are used by various defense customers. Military equipment production is particularly sensitive to political and governmental budgetary considerations.
Our Customer Contracts, and Sales and Marketing
Our customers generally source business to us pursuant to written contracts, purchase orders or other commitments (“Commercial Arrangements”) with terms of price, quality, technology, and delivery. Awarded business generally covers the supply of all or a portion of a customer’s production and service requirements for a particular product program rather than the supply of a specific quantity of products. In general, these Commercial Arrangements provide that the customer can terminate them if we do not meet specified quality, delivery and cost requirements. Although these Commercial Arrangements may be terminated at any time by our customers (but generally not by us without advance notice), such terminations have generally been minimal and have not had a material impact on our results of operations.
Our Commercial Arrangements with our OEM customers may provide for an annual prospective productivity price reduction. These productivity price reductions are generally calculated on an annual basis as a percentage of the previous year’s purchases by each customer. Historically, most of these price reductions have been offset by internal cost reductions and through the assistance of our supply base, although no assurances can be given that we will be able to achieve such reductions in the future. The cost reduction is achieved through engineering changes, material cost reductions, logistics savings, reductions in packaging cost, labor efficiencies and other productivity actions.
Our sales and marketing efforts are designed to create customer awareness of our engineering, design and manufacturing capabilities. Our sales and marketing staff work closely with our design and engineering personnel to prepare the materials used for bidding on new business, as well as to provide an interface between us and our key customers. We have sales and marketing personnel located in every major region in which we operate. From time to time, we participate in industry trade shows and advertise in industry publications.
Our Supply Agreements
Our supply agreements generally provide for fixed pricing but do not require us to purchase any specified quantities. Normally we do not carry inventories of raw materials or finished products in excess of what is reasonably required to meet production and shipping schedules, as well as service requirements. Steel, aluminum, petroleum-based products, copper, resin, foam, fabrics, wire and wire components comprise the most significant portion of our raw material costs. We typically purchase steel, copper and petroleum-based products at market prices that are fixed over varying periods of time. Due to the volatility in pricing, we use methods such as market index pricing and competitive bidding to assist in reducing our overall cost. We strive to align our customer pricing and material costs to minimize the impact of price fluctuations. Certain component purchases and suppliers are directed by our customers, so we generally will pass through directly to the customer cost changes from these components. We generally are not dependent on a single supplier or limited group of suppliers for our raw materials.
Competition
Within each of our principal product categories we compete with a variety of independent suppliers and with vertically integrated in-house operations, primarily on the basis of price, breadth of product offerings, product quality, technical expertise, development capability, product delivery and product service.

Manufacturing Processes
We utilize a wide range of manufacturing processes to produce our products. The end markets for our products can be highly specialized and our customers frequently request modified products in low volumes within an expedited delivery timeframe. As a result, we primarily utilize flexible manufacturing cells at our production facilities. Manufacturing cells are clusters of individual manufacturing operations and work stations. This provides flexibility by allowing efficient changes to the number of operations each operator performs. When compared to the more traditional, less flexible assembly line process, cell manufacturing allows us to better maintain our product output consistent with our OEM customers’ requirements and minimize the level of inventory.
We have systems in place that allow us to provide complete customized interior kits in returnable containers and disposable dunnage that are delivered in sequence. Several of our manufacturing facilities are strategically located near our customers’ assembly facilities, which facilitates this process and minimizes shipping costs.
We employ just-in-time manufacturing and sourcing in our operations to meet customer requirements for faster deliveries and to minimize our need to carry significant inventory levels. We utilize material systems to manage inventory levels and, in certain locations, we have inventory delivered as often as two times per day from a nearby facility based on the previous day’s order, which reduces the need to carry excess inventory at our facilities.
We strive to maintain a certain portion of temporary labor to improve our ability to flex our costs and throughput as required by fluctuating customer demand. We engage our core employees to assist in making our processes efficient.
Research and Development
Our research and development capabilities offer quality and technologically advanced products to our customers at competitive prices. We offer product styling, product design, specialized simulation and testing and evaluation services that are necessary in today’s global markets. Our capabilities in acoustics, thermal efficiency, benchmarking, multi-axis durability, biomechanics, comfort, prototyping and process prove-out allow us to provide complete integrated solutions.
We engage in global engineering, and research and development activities that improve the reliability, performance and cost-effectiveness of our existing products and support the design, development and testing of new products for existing and new applications. Generally, we work with our customers’ engineering and development teams at the beginning of the design process for new components and assemblies and systems, or the re-engineering process for existing components and assemblies, in order to leverage production efficiency and quality.
Research and development costs for the years ended December 31, 2024, 2023 and 2022 totaled $8.3 million, $6.2 million and $7.1 million, respectively.
Intellectual Property
Our major brands include CVG™, Sprague Devices®, Moto Mirror®, RoadWatch®, KAB Seating™, National Seating™, Bostrom Seating®, Stratos™, and AdvancTEK™. We believe that our brands are valuable but that our business is not dependent on any one brand. We own U.S. federal trademark registrations for several of our product brands.
Environmental
The Company is subject to changing federal, state, foreign and local laws and regulations governing the protection of the environment and occupational health and safety, including laws regulating air emissions, wastewater discharges, generation, storage, handling, use and transportation of hazardous materials; the emission and discharge of hazardous materials into the soil, ground or air; and the health and safety of our colleagues. Stringent fines and penalties may be imposed for noncompliance with these laws. In addition, environmental laws could impose liability for costs associated with investigating and remediating contamination at the Company’s facilities or at third-party facilities at which the Company may arrange for the disposal treatment of hazardous materials.

The Company believes it is in compliance in all material respects, with all applicable environmental laws and the Company is not aware of any noncompliance or obligation to investigate or remediate contamination that could reasonably be expected to result in a material liability. Several of our facilities are either certified as, or are in the process of being certified as ISO 9001, 14000, 14001 or TS16949 (the international environmental management standard) compliant or are developing similar environmental management systems. We have made, and will continue to make, capital and other expenditures to implement such environmental programs and comply with environmental requirements.
The environmental laws continue to be amended and revised to impose stricter obligations, and compliance with future additional environmental requirements could necessitate capital outlays. However, the Company does not believe that these expenditures will ultimately result in a material adverse effect on its financial position or results of operations. The Company cannot predict the precise effect such future requirements, if enacted, would have on the Company. The Company believes that such regulations would be enacted over time and would affect the industry as a whole.
Human Capital, Environmental, Social and Governance
As of December 31, 2024, CVG employs approximately 6,900 employees of which 6,400 are permanent employees and 500 are temporary employees. Approximately 5,300 (83%) of the Company's permanent employees are located outside of the United States and 1,100 (17%) are located in the United States. It is customary for the Company to employ temporary employees to both flex up/down to demand rates. Of our permanent workforce, approximately 1,000 (16%) are salaried and the remainder are hourly. As of December 31, 2024, all of the Company's U.S. employees are non-union and a majority of the Company's personnel in Mexico are unionized. Approximately 75% of our European, Asian and Australian operations are represented by some form of shop steward committees.
The Company is committed to establishing and developing a workforce to support our long-term diversification and growth strategy through targeted external recruiting, and internal development and succession planning. We continue to develop our leaders and identify emerging leaders for targeted training opportunities and continue to leverage virtual learning platforms to make training more accessible for our global workforce.
Compensation and Benefits - Our compensation programs reinforce a pay-for-performance philosophy with market-based compensation and benefits that are competitive for the manufacturing sector. Specific programs vary worldwide based on regional practices and benchmarks.
Diversity of Thought and Inclusive Approach - The Company focuses on the role our culture plays in creating the right environment for diverse thinking and inclusive approaches to work that benefits our employees. During regular engagements with our global leadership team, we highlight how our organizational evolution benefits from a culture of diversity. Among our global workforce, 51% is female, and among our domestic workforce, 32% is racially diverse. We are also making a concerted effort to connect to the communities where our employees live and work, enabling our teams to grow both professionally and personally.
Safety - The safety of our workforce has always been a top priority and the Company is proud of our safety record, which includes four consecutive years of declining recordable incidents and six consecutive years of declining incident rates. Our 2024 full year incident rate of 0.34 is below the industry benchmarks and a 9% decrease year over year while working approximately 90,000 fewer hours.
CVG is committed to operating in an ethical and sustainable manner that benefits all our stakeholders including customers, employees, shareholders and the communities we serve. We have established company-wide environmental, human rights and labor rights policies that outline the Company’s standards for all business operations. More information on these policies can be found on our website under the caption “About Us - CVG Policies,” including highlights of our ongoing Environmental, Social and Governance (“ESG”) efforts related to safety, quality, environmental, community engagement and corporate governance.

AVAILABLE INFORMATION
We maintain a website on the Internet at www.cvgrp.com. We make available free of charge through our website, by way of a hyperlink to a third-party Securities Exchange Commission ("SEC") filing website, our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including exhibits and amendments to those reports electronically filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934. Such information is available as soon as such reports are filed with the SEC. Additionally, our Code of Ethics may be accessed within the Investor Relations section of our website. Information found on our website is not part of this Annual Report on Form 10-K or any other report filed with the SEC.

PART II
Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis in conjunction with the information set forth in our consolidated financial statements and the notes thereto included in Item 8 in this Annual Report on Form 10-K. The statements in this discussion regarding industry outlook, our long-term strategy, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. See “Forward-Looking Information” on page ii of this Annual Report on Form 10-K. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Item 1A - Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Business Overview
CVG is a global provider of systems, assemblies and components to the global commercial vehicle market, and the electric vehicle markets. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve.
We have manufacturing operations in the United States, Mexico, China, United Kingdom, Czech Republic, Ukraine, Morocco, Thailand, India and Australia. Our products are primarily sold in North America, Europe, and the Asia-Pacific region.
We primarily manufacture customized products to meet the requirements of our customer. We believe our products are used by a majority of the North American Commercial Truck markets, many construction and agriculture vehicle OEMs, parts and service dealers and distributors.
Commercial Trends in the Global Seating and Trim Systems and Components Segments
Demand for our products may be driven by preferences of the end-user of the vehicle, particularly with respect to heavy-duty trucks in North America. Heavy-duty truck OEMs generally dictate the specifications of component parts that will be used to manufacture the vehicle, including a wide variety of cab interior styles and colors, brand and type of seats, type of seat fabric and color, and interior styling. Certain of our products are only utilized in heavy-duty trucks, such as our storage systems, sleeper boxes and privacy curtains. To the extent that demand for higher content vehicles increases or decreases, our revenues and gross profit will be impacted positively or negatively.
Current trends include future adoption of electric vehicles in the commercial truck segment. Commercial truck makers are developing electric models of all classes of trucks and buses in their fleets. This has created an increased number of platform opportunities relative to historical trends of platform changes. The Company competes to retain its existing positions on platforms that are getting refreshed, competitively win new positions on platforms on which it is not the incumbent supplier, and gain first fit positions on new Electric Vehicle platforms. The global truck market is evolving to include many offerings aimed at low emissions and less impact on the environment.
In general, demand for our heavy-duty (or "Class 8") truck products is generally dependent on the number of new heavy-duty trucks manufactured in North America, which in turn is a function of general economic conditions, supply chain constraints, interest rates, changes in government regulations, consumer spending, fuel costs, freight costs, fleet operators' financial health and access to capital, used truck prices and our customers’ inventory levels. New heavy-duty truck demand has historically been cyclical and is particularly sensitive to the industrial sector of the economy, which generates a significant portion of the freight tonnage hauled by commercial vehicles.
North American heavy-duty truck production was 332,382 units in 2024. According to a February 2025 report by ACT Research, a publisher of industry market research, North American Class 8 production levels are expected to decrease to 316,000 units in 2025. ACT Research estimated that the average age of active North American Class 8 trucks was 5.8 years in 2024. As vehicles age, maintenance costs typically increase. ACT Research forecasts that the vehicle age will decline as aging fleets are replaced.

North American medium-duty (or "Class 5-7") truck production was 274,135 units in 2024. According to a February 2025 report by ACT Research, North American Class 5-7 truck production is expected to decrease to 226,000 units in 2025. We primarily participate in the class 6 and 7 portion of the medium-duty truck market.
Commercial Trends in the Electrical Systems Segment
Demand for our Electrical Systems products, such as wire harnesses, is primarily driven by construction and agriculture equipment vehicle production. Demand for new vehicles in the global construction and agriculture equipment market generally follows certain economic conditions around the world. Our products are primarily used in the medium- and heavy-duty construction and agriculture equipment market (vehicles weighing over 12 metric tons). Demand in the medium- and heavy-duty construction and agriculture equipment market is typically related to the level of large scale infrastructure development projects, such as highways, dams, harbors, hospitals, airports and industrial development, as well as activity in the mining, forestry and commodities industries.
Other Key Developments
During the year ended December 31, 2024, the Company amended its credit agreement in the second and fourth quarters. On July 30, 2024, the Company entered into Amendment No. 3, to the Credit Agreement. Amendment No. 3 amended the terms of the existing Credit Agreement to limit the mandatory prepayment requirements for certain specified asset dispositions of the Company and certain of its subsidiaries. The Company repaid $20 million in accordance with Amendment No.3 during the three months ended September 30, 2024. On December 19, 2024, the Company entered into Amendment No. 4 to its Credit Agreement. Amendment No. 4 reduced the existing term loan facility to $85 million in aggregate principal amount, reduced the revolving credit facility commitments by $25 million to an aggregate of $125 million in revolving credit facility commitments, and revised the covenant calculation including increasing the maximum consolidated total leverage ratio to 4.25:1.0 (which will be subject to step-downs to 3.75:1.0 at the end of the fiscal quarter ending September 30, 2025; and to 3.00:1.0 for each fiscal quarter thereafter).
On July 31, 2024, the Company and SVO, LLC ("Buyer") entered into a purchase agreement pursuant to which the Company would sell substantially all of the assets of the Company's business of manufacturing and assembling structured products, including cabs for medium and heavy-duty vehicles, at its facility in Kings Mountain, North Carolina (the cab structures business). On September 6, 2024, the Company and Buyer entered into an amendment to the purchase agreement whereby the transaction closed on September 6, 2024 with the Buyer paying the Company $20 million of the $40 million purchase price. Pursuant to the amended purchase agreement, the parties agreed (i) that the remaining $20 million of the purchase price would be paid on October 1, 2024, (ii) that the assigned contracts and the employees of Seller would transfer to Buyer on October 1, 2024, and (iii) the inventory would be valued as of October 1, 2024, for purposes of determining any adjustment to the purchase price.The Company received the remaining portion of the purchase price on October 1, 2024. The net proceeds of the transaction were approximately $40 million. The Company used the proceeds for debt paydown and other general corporate purposes. The Company recorded an after-tax gain on the sale of the business of approximately $28.8 million for the year ended December 31, 2024.
On October 30, 2024, the Company entered into a purchase agreement to sell its First Source Electronics (FSE) business with operations in Elkridge, Maryland for approximately $1.5 million, with a note in the amount of $0.5 million and earn out potential of an additional $1.5 million subject to certain criteria. The Elkridge facility is the primary manufacturing facility of the Company's Industrial Automation segment. CVG recorded an estimated after-tax loss on the contemplated sale of the Industrial Automation business of approximately $7.9 million for the year ended December 31, 2024.
The cab structures and Industrial Automation segment divestitures represent a strategic shift in CVG's business and, in accordance with U.S. GAAP, qualified as discontinued operations. As a result, the operating results and cash flows related to the cab structures business and Industrial Automation segment have been reflected as discontinued operations in the Consolidated Statements of Operations. Additionally, the results of operations in this section include retrospective changes for discontinued operations. See Note 17, Discontinued Operations, for additional information on the divestitures.

Certain indirect corporate costs included within the selling, general and administrative expense caption of the Consolidated Statements of Operations that were previously allocated to the Kings Mountain facility and Industrial Automation segment do not qualify for classification within discontinued operations and are now reported as selling, general and administrative expense within continuing operations on a consolidated basis and within the Corporate and other segment.
Subsequent to December 31, 2024, the Company announced a new organizational structure designed to enhance alignment with its customers and end markets, effective January 1, 2025. Under this new structure, CVG will reorganize its vertical business units into the following three operating divisions and reporting segments: Global Electrical Systems, Global Seating, Trim Systems and Components. As part of this realignment, the Company’s Aftermarket & Accessories business unit will be absorbed in these three segments. Its seating and electrical portfolio will transition to Global Seating and Global Electrical Systems, respectively. Its wiper systems will become part of the newly formed Trim Systems and Components business unit in addition to the trim and components businesses from the prior Vehicle Solutions segment.
Our Long-term Strategy
The Company's long-term strategy is to increase our sales, profits and shareholder value by growing our Electrical Systems segment to be our largest business while financially optimizing its core legacy businesses, organically growing in targeted areas, strengthening our product portfolio, increasing our margins and evaluating opportunities to add to our businesses through a focused M&A program. The Company expects to diversify its revenue and profits by product, customer, platform, and end market with a goal of becoming less cyclical and less customer concentrated while strengthening / enhancing current positions, entering new markets, developing relationships with new customers, and enhancing service to our customers, leading to increased return to our stockholders. Our products include electrical wire harnesses, seating systems, plastic components, mirrors, wipers and other accessories.
We have a long-term strategy to globally optimize our cost structure through manufacturing process enhancements, low cost footprint and global sourcing. We periodically evaluate our short-term and long-term strategies and may adjust actions in response to changes in our business environment and other factors including but not limited to, implementing restructuring as needed.

CONSOLIDATED RESULTS OF OPERATIONS
The table below sets forth certain operating data expressed as a percentage of revenues for the twelve months ended (dollars are in thousands):

	2024		2023		2022
Revenues	$723,355	100.0%	$835,469	100.0%	$782,583	100.0%
Cost of revenues	650,236	89.9	714,378	85.5	697,556	89.1
Gross profit	73,119	10.1	121,091	14.5	85,027	10.9
Selling, general and administrative expenses	73,877	10.2	81,218	9.7	60,206	7.7
Operating income (loss)	(758)	(0.1)	39,873	4.8	24,821	3.2
Other (income) expense	(2,200)	(0.3)	1,195	0.1	10,463	1.3
Interest expense	9,174	1.3	10,248	1.2	9,159	1.2
Loss on extinguishment of debt	509	0.1	—	—	921	0.1
Income (loss) before provision for income taxes	(8,241)	(1.1)	28,430	3.4	4,278	0.5
Provision (benefit) for income taxes	27,493	3.8	(15,203)	(1.8)	20,904	2.7
Net income (loss) from continuing operations	$(35,734)	(4.9)%	$43,633	5.2%	$(16,626)	(2.1)%
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
Consolidated Results
The table below sets forth certain consolidated operating data for the twelve months ended indicated (dollars are in thousands):

	2024	2023	$ Change	% Change
Revenues	$723,355	$835,469	$(112,114)	(13.4)%
Gross profit	73,119	121,091	(47,972)	(39.6)
Selling, general and administrative expenses	73,877	81,218	(7,341)	(9.0)
Other (income) expense	(2,200)	1,195	(3,395)	NM [1]
Interest expense	9,174	10,248	(1,074)	(10.5)
Loss on extinguishment of debt	509	—	509	100.0
Provision (benefit) for income taxes	27,493	(15,203)	42,696	NM [1]
Net income (loss) from continuing operations	(35,734)	43,633	(79,367)	NM [1]
__________________
(1)Not meaningful
Revenues. The decrease in consolidated revenues resulted from:
•a $104.6 million, or 15.0%, decrease in sales to OEM and a decrease in other revenues; and
•a $7.5 million, or 5.5%, decrease in aftermarket and OES sales.
The decrease in revenues of 13.4% was primarily driven by a softening in customer demand across all segments, and the wind-down of certain programs in our Global Seating/ Trim Systems and Components segments.

Gross Profit.  Included in gross profit is cost of revenues, which consists primarily of raw materials and purchased components for our products, wages and benefits for our employees and overhead expenses such as manufacturing supplies, facility rent and utilities costs related to our operations. The decrease in gross profit is primarily attributable to the impact of lower sales volumes, unfavorable mix, and increased restructuring charges. Cost of revenues decreased $64.1 million, or 9.0% as a result of a decrease in raw material and purchased component costs of $54.9 million, or 12.6%; a decrease in wages and benefits of $6.9 million, or 9.9%; and a decrease in overhead expenses of $2.3 million, or 1.1%. As a percentage of revenues, gross profit margin was 10.1% for the year ended December 31, 2024 compared to 14.5% for the year ended December 31, 2023.
Selling, General and Administrative Expenses.  Selling, general and administrative ("SG&A") expenses consist primarily of wages and benefits and other expenses such as marketing, travel, legal, audit, rent and utilities costs, which are not directly or indirectly associated with the manufacturing of our products. SG&A expenses decreased $7.3 million in the year ended December 31, 2024 as compared to the year ended December 31, 2023, primarily as a result of the gain on the sale of a building of $3.5 million and reduced incentive compensation expense, partially offset by an increase in salary expense and consulting spend during the 2024 period. As a percentage of revenues, SG&A expense was 10.2% for the twelve months ended December 31, 2024 compared to 9.7% for the twelve months ended December 31, 2023.
Other (Income) Expense. Other income increased $3.4 million in the year ended December 31, 2024 as compared to the year ended December 31, 2023 due primarily to transition service fees of $3.2 million recognized during the year ended December 31, 2024 which supported the transition of discontinued operations transactions as well as favorable change in foreign currency of $0.5 million.
Interest Expense.  Interest associated with our debt was $9.2 million and $10.2 million for the years ended December 31, 2024 and 2023, respectively. The decrease primarily related to lower average debt balances, partially offset by higher interest rates on variable rate debt during the respective comparative periods.
Loss on extinguishment of debt. On December 19, 2024, the Company refinanced its long-term debt, which resulted in a loss of $0.5 million, including a $0.3 million non-cash write off relating to deferred financing costs of the Term loan facility due 2027 and $0.2 million of other associated fees.
Provision (Benefit) for Income Taxes. Income tax expense of $27.5 million and income tax benefit of $15.2 million were recorded for the years ended December 31, 2024 and 2023, respectively. The period over period change in income tax was primarily attributable to the $36.7 million decrease in pre-tax income versus the prior year period which led to establishing a full valuation allowance on our U.S. deferred tax assets of $28.8 million in 2024. During 2023 the Company reversed the $22.0 million valuation allowance on our U.S. deferred tax assets that was established in 2022.
In 2021, as part of the Organization for Economic Co-operation and Development's ("OECD") Inclusive Framework, 140 member countries agreed to the implementation of the Pillar Two Global Minimum Tax ("Pillar Two") of 15%. The OECD continues to release additional guidance, including administrative guidance on how Pillar Two rules should be interpreted and applied by jurisdictions as they adopt Pillar Two. These changes, when enacted by various countries in which we do business, may increase our taxes in these countries. Changes to these and other areas in relation to international tax reform, including future actions taken by foreign governments in response to Pillar Two, could increase uncertainty and may adversely affect our tax rate and cash flow in future years. We continue to evaluate the potential impacts of Pillar Two through current and pending legislative adoption by individual countries.
Net Income (Loss) from continuing operations. Net loss from continuing operations was $35.7 million for the twelve months ended December 31, 2024 compared to net income from continuing operations of $43.6 million for the twelve months ended December 31, 2023. The decrease in net income from continuing operations is attributable to the factors noted above.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
Consolidated Results
The table below sets forth certain consolidated operating data for the periods indicated (dollars are in thousands):

	2023	2022	$ Change	% Change
Revenues	$835,469	$782,583	$52,886	6.8%
Gross profit	121,091	85,027	36,064	42.4
Selling, general and administrative expenses	81,218	60,206	21,012	34.9
Other expense	1,195	10,463	(9,268)	(88.6)
Interest expense	10,248	9,159	1,089	11.9
Loss on extinguishment of debt	—	921	(921)	(100.0)
Provision (benefit) for income taxes	(15,203)	20,904	(36,107)	NM1
Net income (loss) from continuing operations	43,633	(16,626)	60,259	NM1
__________________
(1)Not meaningful
Revenues. The increase in consolidated revenues resulted from:
•a $47.6 million, or 7.3%, increase in sales to OEM and other revenues; and
•a $5.2 million, or 4.0%, increase in aftermarket and OES sales.
The increase in revenues was primarily driven by increased pricing and increased sales volume from the Electrical Systems business, offset by lower sales volume in the Global Seating segment.
Gross Profit.  Included in gross profit is cost of revenues, which consists primarily of raw materials and purchased components for our products, wages and benefits for our employees and overhead expenses such as manufacturing supplies, facility rent and utilities costs related to our operations. The increase in gross profit is primarily attributable to price increases with customers and cost reduction initiatives. Cost of revenues increased $17.0 million, or 2.4% as a result of an increase in overhead expenses of $16.5 million, or 8.5%; an increase in wages and benefits of $4.2 million, or 6.4%; and offset by a decrease in raw material and purchased component costs of $3.9 million, or 0.9%. As a percentage of revenues, gross profit margin was 14.5% for the year ended December 31, 2023 compared to 10.9% for the year ended December 31, 2022.
Selling, General and Administrative Expenses.  Selling, general and administrative ("SG&A") expenses consist primarily of wages and benefits and other expenses such as marketing, travel, legal, audit, rent and utilities costs, which are not directly or indirectly associated with the manufacturing of our products. SG&A expenses increased $20.8 million in the year ended December 31, 2023 as compared to the year ended December 31, 2022 primarily due to increased employee salaries, incentive compensation, recruitment costs, travel spending and professional services. As a percentage of revenues, SG&A expense was 9.7% for the twelve months ended December 31, 2023 compared to 7.7% for the twelve months ended December 31, 2022.
Other (Income) Expense. Other expense decreased $9.3 million in the year ended December 31, 2023 as compared to the year ended December 31, 2022 due primarily to the settlement of the Company's U.S. Pension Plan liabilities of $9.2 million completed during the year ended December 31, 2022.
Interest Expense.  Interest associated with our debt was $10,248,000.00 and $9,159,000.00 for the years ended December 31, 2023 and 2022, respectively. The increase primarily related to higher interest rates on variable rate debt, offset by lower average debt balances during the respective comparative periods.

Loss on extinguishment of debt. On May 12, 2022, the Company refinanced its long-term debt, which resulted in a loss of $0.9 million, including a $0.6 million non-cash write off relating to deferred financing costs of the Term loan facility due 2026 and $0.3 million of other associated fees.
Provision (Benefit) for Income Taxes. Income tax benefit of $15,203,000.00 and expense of $20,904,000.00 were recorded for the years ended December 31, 2023 and 2022, respectively. The period over period change in income tax was primarily attributable to the reversal of $22.0 million valuation allowance on our U.S. deferred tax assets during 2023 versus the 2022 establishment of a full valuation allowance on our U.S. deferred tax assets of $24.5 million, offset by the reversal of a $9.9 million valuation allowance on our United Kingdom (U.K.) deferred tax asset.
SEGMENT RESULTS OF OPERATIONS
Global Seating Segment Results
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023 and Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
The table below sets forth certain Global Seating Segment operating data for the twelve months ended, (dollars are in thousands):

	2024	2023	$ Change	% Change	2022	$ Change	% Change
Revenues	$314,682	$348,690	$(34,008)	(9.8)%	$358,826	$(10,136)	(2.8)%
Gross profit	37,699	43,317	(5,618)	(13.0)	29,287	14,030	47.9
Selling, general & administrative expenses	30,125	34,192	(4,067)	(11.9)	29,602	4,590	15.5
Operating income	7,574	9,125	(1,551)	(17.0)	(315)	9,440	(2,996.8)
Revenues.  The decrease in Global Seating Segment revenues in 2024 of $34.0 million from 2023 primarily resulted from lower sales volume due to decreased customer demand and the wind-down of certain programs. The decrease in 2023 revenues of $10.1 million from 2022 primarily resulted from lower sales volume.
Gross Profit. The decrease in 2024 gross profit of $5.6 million from 2023 was primarily due to lower sales volume, restructuring activities and increased freight costs, partially offset by a decrease in cost of revenues driven by a decrease in raw material and purchased component costs of $20.0 million, or 10.5%; a decrease in overhead expenses of $6.8 million, or 7.5%; and a decrease in wages and benefits of $1.6 million, or 6.9%. The increase in 2023 gross profit of $14.0 million from 2022 was primarily due to price increases with customers and cost reduction initiatives including lower freight costs, lower startup costs, and improved manufacturing efficiencies.
As a percentage of revenues, gross profit for the years ended December 31, 2024 and 2023, was 12.0% and 12.4%, respectively. The decrease in gross profit margin in 2024 from 2023 was primarily due to lower sales volume, restructuring activities and increased freight costs. The twelve months ended December 31, 2024 results include charges of $0.1 million associated with the restructuring program. The increase in gross profit margin in 2023 from 2022, from 8.2% to 12.4%, was primarily due to price increases with customers and cost reduction initiatives including lower freight costs, lower startup costs, and improved manufacturing efficiencies.
Selling, General and Administrative Expenses.  The decrease in 2024 SG&A expenses of $4.1 million from 2023 was primarily a result of reduced incentive compensation expense. The twelve months ended December 31, 2024 results include charges of $1.4 million associated with the restructuring program. The increase in 2023 SG&A expenses of $4.6 million from 2022 was primarily due to an increase in employee benefit costs including salaries and incentive compensation expenses.

Electrical Systems Segment Results
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023 and Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
The table below sets forth certain Electrical Systems Segment operating data for the twelve months ended, (dollars are in thousands):

	2024	2023	$ Change	% Change	2022	$ Change	% Change
Revenues	$203,128	$242,390	$(39,262)	(16.2)%	$191,828	$50,562	26.4%
Gross profit	13,182	39,645	(26,463)	(66.7)	26,759	12,886	48.2
Selling, general & administrative expenses	17,742	17,088	654	3.8	9,797	7,291	74.4
Operating income	(4,560)	22,557	(27,117)	(120.2)	16,962	5,595	33.0
Revenues.  The decrease in Electrical Systems segment revenues in 2024 of $39.3 million from 2023 is primarily attributable to lower sales volume driven by global softness in Construction & Agriculture end-markets. The increase in 2023 revenues of $50.6 million from 2022 is primarily attributable to sales volume and increased pricing to offset material cost pass-through and other inflationary items.
Gross Profit.  The decrease in 2024 gross profit of $26.5 million from 2023 was primarily attributable to lower sales volume, restructuring activities, labor inflation and unfavorable foreign exchange impacts. Cost of revenues decreased 16.2% in line with the decrease in revenues, driven by a decrease in raw material and purchased component costs of $16.3 million, or 14.7%; a decrease in wages and benefits of $4.1 million, or 11.8%; partially offset by an increase in overhead expenses of $7.6 million, or 13.3%. The increase in 2023 gross profit of $12.9 million from 2022 was primarily attributable to volume leverage and increased pricing to offset material cost pass-through and other inflationary items.
As a percentage of revenues, gross profit for the years ended December 31, 2024 and 2023, was 6.5% and 16.4%, respectively. The decrease in 2024 gross profit margin was primarily due to lower sales volume, restructuring activities, labor inflation, and unfavorable foreign exchange impacts. The twelve months ended December 31, 2024 results include charges of $3.7 million associated with the restructuring program. The increase in 2023 gross profit margin was primarily due to volume leverage and increased pricing, more than offsetting inflationary items.
Selling, General and Administrative Expenses. 2024 SG&A expenses increased $0.7 million from 2023, primarily driven by increased salaries. The increase of $7.3 million in 2023 from 2022, was primarily a result of increased headcount and incentive adjustments based on performance.

Trim Systems and Components Segment Results
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023 and Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
The table below sets forth certain Trim Systems and Components Segment operating data for the twelve months ended, (dollars are in thousands):

	2024	2023	$ Change	% Change	2022	$ Change	% Change
Revenues	$205,545	$244,389	($38,844)	(15.9)%	$231,929	$12,460	5.4%
Gross profit	22,544	38,478	(15,934)	(41.4)	29,831	8,647	29.0
Selling, general & administrative expenses	14,242	17,399	(3,157)	(18.1)	12,319	5,080	41.2
Operating income	8,302	21,079	(12,777)	(60.6)	17,512	3,567	20.4
Revenues.  The decrease in Trim Systems and Components segment revenues in 2024 of $38.8 million from 2023 was driven by lower sales volume due to decreased customer demand and the reduction of backlog in the prior period. The increase in 2023 revenues of $12.5 million from 2022 resulted from increased pricing to offset material cost pass-through and other inflationary items.
Gross Profit. The decrease in 2024 gross profit of $15.9 million from 2023 is primarily due to the lower sales volume. Cost of revenues decreased 11.1% driven by a decrease in raw material and purchased component costs of $18.7 million, or 14.1%; a decrease in overhead expenses of $3.1 million, or 5.0%; and a decrease in wages and benefits of $1.2 million, or 9.7%. The increase in 2023 gross profit of $8.6 million from 2022 is primarily due to increased pricing to offset material cost inflation and other inflationary items and cost reduction initiatives.
As a percentage of revenues, gross profit for the years ended December 31, 2024 and 2023, was 11.0% and 15.7%, respectively. The decrease in 2024 gross profit margin is primarily due to lower sales volume and restructuring related expenses. The twelve months ended December 31, 2024 results include charges of $5.3 million associated with the restructuring program. The increase in 2023 gross profit margin is primarily due to increased pricing offsetting moderating cost inflation and cost reduction initiatives including lower freight costs.
Selling, General and Administrative Expenses.  SG&A expenses decreased by $3.2 million in 2024 compared to 2023 primarily due to gain on the sale of a building of $3.5 million. The increase in 2023 SG&A expenses of $5.1 million from 2022, is primarily driven by an increase in system implementation costs and commissions expense increase.
Liquidity and Capital Resources
At December 31, 2024, the Company had $50.5 million borrowings under its revolving credit facility. At December 31, 2024, the Company had liquidity of $111.0 million, including $26.6 million of cash and $84.4 million availability from its U.S. and China credit facilities.
We intend to allocate resources consistent with the following priorities: (1) invest in growth; (2) invest in operational improvements; (3) manage working capital; (4) reduce debt; and (5) other actions deemed appropriate by management to improve operational performance.
Our primary sources of liquidity during the year ended December 31, 2024 were proceeds from divestitures, cash and availability under our credit facility. We believe that these sources of liquidity will provide adequate funds for our working capital needs, capital expenditures and debt service throughout the next twelve months. However, no assurance can be given that this will be the case. We also rely on the timely collection of receivables as a source of liquidity. As of December 31, 2024, we had outstanding letters of credit of $1.1 million and borrowing availability of $84.4 million from our U.S. and China credit facilities.

As of December 31, 2024, cash of $26.6 million was held by foreign subsidiaries. The Company had a $0.1 million deferred tax liability as of December 31, 2024 for the expected future income tax implications of repatriating cash from the foreign subsidiaries for which indefinite reinvestment is not expected.
Covenants and Liquidity
During the year ended December 31, 2024, the Company amended its credit agreement in the second and fourth quarters. On July 30, 2024, the Company entered into Amendment No. 3, to the Credit Agreement. Amendment No. 3 amended the terms of the existing Credit Agreement to limit the mandatory prepayment requirements for certain specified asset dispositions of the Company and certain of its subsidiaries. The Company repaid $20 million in accordance with Amendment No.3 during the three months ended September 30, 2024. On December 19, 2024, the Company entered into Amendment No. 4 to its credit agreement. Amendment No. 4 reduced the existing term loan facility to $85 million in aggregate principal amount, reduced the revolving credit facility commitments by $25 million to an aggregate of $125 million in revolving credit facility commitments, and revised the covenant calculation including increasing the maximum consolidated total leverage ratio to 4.25:1.0 (which will be subject to step-downs to 3.75:1.0 at the end of the fiscal quarter ending September 30, 2025; and to 3.00:1.0 for each fiscal quarter thereafter).
Our ability to comply with the covenants in the credit agreement, as discussed in Note 3, Debt, may be affected by economic or business conditions beyond our control. Based on our current forecast, we believe that we will be able to maintain compliance with the financial maintenance covenants and the fixed charge coverage ratio covenant and other covenants in the credit agreement for the next twelve months; however, no assurances can be given that we will be able to comply. We base our forecasts on historical experience, industry forecasts and other assumptions that we believe are reasonable under the circumstances. If actual results are substantially different than our current forecast, we may not be able to comply with our financial covenants.
Cash Flows

	2024	2023	2022
	(In thousands)
Net cash provided by (used in) operating activities	$(33,452)	$38,276	$68,947
Net cash provided by (used in) investing activities	30,896	(19,696)	(19,710)
Net cash provided by (used in) financing activities	(7,122)	(12,729)	(50,091)
Effect of currency exchange rate changes on cash	(1,540)	172	(2,279)
Net increase (decrease) in cash	$(11,218)	$6,023	$(3,133)
Operating activities. For the year ended December 31, 2024, net cash used in operations was $33.5 million compared to net cash provided by operations of $38.3 million for the year ended December 31, 2023. Net cash used in operating activities is primarily attributable to a lower net income from continuing and discontinued operations, including cash used to support restructuring programs for the twelve months ended December 31, 2024 as compared to higher net income offset by an increase in working capital for the twelve months ended December 31, 2023.
Investing activities. Net cash provided by investing activities was $30.9 million for the year ended December 31, 2024 compared to net cash used in investing activities of $19.7 million for the twelve months ended December 31, 2023, primarily due to $45.0 million proceeds from sale of the Company's cab structures, Industrial Automation segment and FinishTEK businesses during the current period and $4.5 million proceeds from the sale of a building. In 2025, we expect capital expenditures to be in the range of $15 million to $20 million.
Financing activities. For the year ended December 31, 2024, net cash used in financing activities was $7.1 million compared to $12.7 million for the year ended December 31, 2023. Net cash used in financing activities for the year ended December 31, 2024 is primarily attributable to $56.6 million term loan repayment, offset by an increase of $50.5 million in borrowings under the revolving credit facility. The Company's term loan repayments included $20.0 million in accordance with Amendment No.3 and $30.0 million in accordance with Amendment No. 4. to its Credit Agreement. The increase in borrowings under the revolving credit facility were related to funding the

$30.0 million term loan repayment and to fund working capital.
Debt and Credit Facilities
The debt and credit facility summaries described in Note 3, Debt, to our consolidated financial statements in Item 8 in this Annual Report on Form 10-K are incorporated in this section by reference.
Contractual Obligations and Commercial Commitments
The following table reflects our contractual obligations as of December 31, 2024 (in thousands):

	Payments Due by Period
	Total	1 Year	2-3 Years	4-5 Years	More than 5 Years
	(In thousands)
Debt obligations	$135,500	$8,437	$127,063	$—	$—
Estimated interest payments	13,246	6,552	6,694	—	—
Leasing obligations	47,256	11,247	14,081	7,024	14,904
Non-U.S. pension funding	13,567	1,493	3,160	3,175	5,739
Total	$209,569	$27,729	$150,998	$10,199	$20,643
We estimated future interest payments based on the effective interest rate as of December 31, 2024. Since December 31, 2024, there have been no material changes outside the ordinary course of business to our contractual obligations as set forth above.
Generally, we enter into agreements with our customers at the beginning of a given vehicle platform’s life to supply products for the entire life of that vehicle platform. These agreements generally provide for the supply of a customer’s production requirements for a particular platform rather than for the purchase of a specific quantity of products. The obligations under these agreements and regulations are not reflected in the contractual obligations table above.
As of December 31, 2024, we were not a party to significant purchase obligations for goods or services.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). For a comprehensive discussion of our significant accounting policies, see Note 1, Significant Accounting Policies, to our consolidated financial statements in Item 8 in this Annual Report on Form 10-K.
The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis, particularly relating to accounts receivable reserves, inventory reserves, intangible and long-lived assets, income taxes, warranty reserves, litigation reserves and pension and other post-retirement benefit plans. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities and equity that are not readily apparent from other sources. Actual results and outcomes could differ materially from these estimates and assumptions. See Item 1A - Risk Factors in this Annual Report on Form 10-K for additional information regarding risk factors that may impact our estimates.
Revenue Recognition — We recognize revenue when our performance obligation has been satisfied and control of products has been transferred to a customer, which typically occurs upon shipment. Revenue is measured based on the amount of consideration we expect to receive in exchange for the transfer of goods or services. We enter into agreements with certain customers in the Global Seating and Trim Systems and Components segments at the beginning of a vehicle platform’s life to supply products for that vehicle platform. Once we enter into such agreements, fulfillment of our requirements is our obligation for the entire production life of the platform. Such contracts typically contain restrictive provisions related to termination. Management judgments and estimates must be made in estimating sales returns and allowances relating to revenue recognized in a given period.
Inventory — Inventories are valued at the lower of first-in, first-out cost or net realizable value. Cost includes applicable material, labor and overhead. We value our finished goods inventory at a standard cost that is periodically adjusted to approximate actual cost. Inventory quantities on-hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on our estimated production requirements driven by expected market volumes.
Income Taxes — We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax laws and rates expected to be in place when the deferred tax items are realized. We recognize tax positions initially in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under tax law. We provide a valuation allowance for deferred tax assets when it is more likely than not that a portion of such deferred tax assets will not be realized. In our assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, (1) the cumulative three-year income position, (2) the nature, frequency and severity of any current and cumulative losses; (3) forecasts of future profitability; (4) the duration of statutory carryforward periods; (5) our experience with operating loss and tax credit carryforwards not expiring unused, and (6) tax planning alternatives. As of December 31, 2024, the Company was in a cumulative three-year taxable loss position in the U.S. which was given the most weight in our analysis of all positive and negative evidence when determining whether to establish a valuation allowance. As of December 31, 2023, the Company was in a cumulative three-year taxable income position in the U.S. which was given the most weight in our analysis of all positive and negative evidence when determining whether to reverse the previously recognized valuation allowance.

Item 8.Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors
Commercial Vehicle Group, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Commercial Vehicle Group, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Testing of Revenue
As discussed in Note 2 to the consolidated financial statements, revenue is recognized when a performance obligation has been satisfied and control of a product has been transferred to the customer, usually at a designated shipping point and in accordance with customer specifications. Revenue is measured based on the amount of consideration the Company expects to receive in exchange for the transfer of goods or services. For the year ended December 31, 2024, the Company recorded $723.4 million of revenue.
We identified the testing of revenue as a critical audit matter due to the large volume of data and the number and complexity of the revenue accounting systems. While revenues consist of a large number of similar, individually low value transactions, the processing and recording of revenue is reliant upon multiple information technology (IT)

systems used to process large volumes of customer billing data. Specialized skills and knowledge were needed to test the IT systems used for the processing and recording of revenue.
The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over revenue. We evaluated the design and tested the operating effectiveness of certain internal controls related to the processing and recording of revenue. This included controls over the IT systems and automated and manual process level controls related to the processing and recording of revenue. We performed a software-assisted data analysis to assess certain relationships among revenue transactions. For a selection of transactions, we (1) compared the amount of revenue recorded to a combination of Company internal data, executed contracts, and/or other relevant and reliable third-party data, including cash received from customers and (2) evaluated the timing of revenue recognition based on the shipment date. In addition, we involved IT professionals with specialized skills and knowledge, who assisted in the identification and testing of certain IT systems used by the Company for the processing and recording of revenue. We evaluated the sufficiency of audit evidence obtained by assessing the results of procedures performed, including the appropriateness of the nature and extent of the audit effort.
/s/ KPMG LLP
We have served as the Company’s auditor since 2012.
Detroit, Michigan
March 17, 2025, except for the change in the composition of reportable segments and the related impacts discussed in Notes 1, 2, 14, and 16, as to which the date is August 7, 2025.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2024, 2023 and 2022

	2024	2023	2022
	(In thousands, except per share amounts)
Revenues	$723,355	$835,469	$782,583
Cost of revenues	650,236	714,378	697,556
Gross profit	73,119	121,091	85,027
Selling, general and administrative expenses	73,877	81,218	60,206
Operating income (loss)	(758)	39,873	24,821
Other (income) expense	(2,200)	1,195	10,463
Interest expense	9,174	10,248	9,159
Loss on extinguishment of debt	509	—	921
Income (loss) before provision for income taxes	(8,241)	28,430	4,278
Provision (benefit) for income taxes	27,493	(15,203)	20,904
Net income (loss) from continuing operations	$(35,734)	$43,633	$(16,626)
Net income (loss) from discontinued operations - Note 17	7,867	5,778	(5,345)
Net income (loss)	(27,867)	49,411	(21,971)
Earnings (loss) per common share
Basic earnings (loss) per share
Income (loss) from continuing operations	$(1.07)	$1.32	$(0.51)
Income (loss) from discontinued operations	$0.24	$0.18	$(0.17)
Diluted earning (loss) per share
Income (loss) from continuing operations	$(1.07)	$1.30	$(0.51)
Income (loss) from discontinued operations	$0.24	$0.17	$(0.17)
Weighted average shares outstanding
Basic	33,418	33,040	32,334
Diluted	33,418	33,581	32,334
The accompanying notes are an integral part of these consolidated financial statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2024, 2023 and 2022

	2024	2023	2022
	(In thousands)
Net income (loss)	$(27,867)	$49,411	$(21,971)
Other comprehensive income (loss):
Foreign currency translation adjustments	(7,435)	1,584	(4,366)
Change in defined benefit plans, net of tax	437	(384)	11,238
Derivative instruments, net of tax	(6,061)	66	4,016
Other comprehensive income (loss)	(13,059)	1,266	10,888
Comprehensive income (loss)	$(40,926)	$50,677	$(11,083)
The accompanying notes are an integral part of these consolidated financial statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2024 and 2023

	2024	2023
ASSETS	(in thousands, except share and per share amounts)
Current assets:
Cash	$26,630	$37,848
Accounts receivable, net of allowances of $554 and $208, respectively	118,683	129,346
Inventories	128,224	117,267
Current assets held for sale	—	15,603
Other current assets	29,763	27,678
Total current assets	303,300	327,742
Property, plant and equipment, net of accumulated depreciation of $177,811 and $176,878, respectively	68,861	68,923
Operating lease right-of-use asset, net	29,931	31,165
Intangible assets, net of accumulated amortization of $9,491 and $14,643, respectively	3,918	6,594
Deferred income taxes, net	11,084	33,568
Noncurrent assets held for sale	—	9,173
Other assets	7,479	6,049
TOTAL ASSETS	$424,573	$483,214
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,002	$75,246
Current operating lease liabilities	8,033	7,502
Accrued liabilities and other	32,325	44,836
Current portion of long-term debt and short-term debt	8,438	15,313
Current liabilities held-for-sale	—	2,292
Total current liabilities	125,798	145,189
Long-term debt	127,062	126,201
Long-term operating lease liabilities	22,795	24,417
Pension and other post-retirement liabilities	8,143	9,196
Noncurrent liabilities held-for-sale	—	31
Other long-term liabilities	5,183	5,248
Total liabilities	288,981	310,282
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 33,694,396 and 33,322,535 shares issued and outstanding, respectively)	337	333
Treasury stock, at cost: 2,252,305 and 2,134,604 shares, respectively	(16,468)	(16,150)
Additional paid-in capital	269,117	265,217
Retained deficit	(74,051)	(46,184)
Accumulated other comprehensive loss	(43,343)	(30,284)
Total stockholders’ equity	135,592	172,932
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$424,573	$483,214
The accompanying notes are an integral part of these consolidated financial statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2024, 2023 and 2022

	Common Stock		Treasury Stock	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Total CVG Stockholders’ Equity
	Shares	Amount
	(In thousands, except share data )
Balance - December 31, 2021	32,034,592	$321	$(13,172)	$255,566	$(73,624)	$(42,438)	$126,653
Issuance of restricted stock	983,275	10	—	—	—	—	10
Surrender of common stock by employees	(191,015)	(3)	(1,342)	—	—	—	(1,345)
Share-based compensation expense	—	—	—	5,805	—	—	5,805
Net loss from continuing operations for the period	—	—	—	—	(16,626)	—	(16,626)
Net loss from discontinued operation for the period	—	—	—	—	(5,345)	—	(5,345)
Total comprehensive income	—	—	—	—	—	10,888	10,888
Balance - December 31, 2022	32,826,852	$328	$(14,514)	$261,371	$(95,595)	$(31,550)	$120,040
Issuance of restricted stock	730,291	7	—	—	—	—	7
Surrender of common stock by employees	(234,608)	(2)	(1,636)	—	—	—	(1,638)
Share-based compensation expense	—	—	—	3,846	—	—	3,846
Net income from continuing operations for the period	—	—	—	—	43,633	—	43,633
Net income from discontinued operation for the period	—	—	—	—	5,778	—	5,778
Total comprehensive income	—	—	—	—	—	1,266	1,266
Balance - December 31, 2023	33,322,535	$333	$(16,150)	$265,217	$(46,184)	$(30,284)	$172,932
Issuance of restricted stock	489,562	4	—	—	—	—	4
Surrender of common stock by employees	(117,701)	—	(318)	—	—	—	(318)
Share-based compensation expense	—	—	—	3,900	—	—	3,900
Net loss from continuing operations for the period	—	—	—	—	(35,734)	—	(35,734)
Net income from discontinued operation for the period	—	—	—	—	7,867	—	7,867
Total comprehensive loss	—	—	—	—	—	(13,059)	(13,059)
Balance - December 31, 2024	33,694,396	$337	$(16,468)	$269,117	$(74,051)	$(43,343)	$135,592
The accompanying notes are an integral part of these consolidated financial statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2024, 2023 and 2022

	2024	2023	2022
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(27,867)	$49,411	$(21,971)
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	17,384	17,630	18,181
Noncash amortization of debt financing costs	337	303	350
Pension plan settlement	—	2,942	9,202
Shared-based compensation expense	3,900	3,846	5,805
Deferred income tax expense (benefit)	24,041	(20,699)	12,480
Noncash (gain) loss on derivative contracts	(1,036)	(535)	(43)
Gain on sale of assets	(3,544)	—	—
Loss on extinguishment of debt	509	—	921
Settlement of derivative agreement	—	—	3,900
Loss on sale of Industrial Automation segment	7,856	—	—
Gain on sale of Cab structures business	(28,754)	—	—
Change in other operating items:
Accounts receivable	10,703	18,819	19,173
Inventories	(13,042)	15,000	(3,675)
Prepaid expenses	794	(5,123)	966
Accounts payable	2,825	(44,079)	21,842
Accrued liabilities	(9,131)	11,078	(912)
Cloud computing arrangements	(1,755)	(800)	(1,004)
Income taxes payable	(4,716)	(3,635)	155
Other operating activities, net	(11,956)	(5,882)	3,577
Net cash provided by (used in) operating activities	(33,452)	38,276	68,947
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(18,520)	(19,696)	(19,710)
Proceeds from disposal/sale of property, plant and equipment	4,455	—	—
Proceeds from sale of business	44,961	—	—
Net cash provided by (used in) investing activities	30,896	(19,696)	(19,710)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan facility	—	—	30,625
Repayment of term loan facility	(56,563)	(10,938)	(24,375)
Borrowings under revolving credit facility	89,000	25,000	65,200
Repayment of revolving credit facility	(38,500)	(25,000)	(114,600)
Borrowings under China credit facility	—	4,368	—
Repayment of China credit facility	—	(4,368)	—
Surrender of common stock by employees	(318)	(1,636)	(1,342)
Debt extinguishment payments and early payment fees on debt	(416)	—	—
Debt issuance and amendment costs	(218)	—	(648)
Contingent consideration payment	—	—	(4,750)
Other financing activities, net	(107)	(155)	(201)
Net cash provided by (used in) financing activities	(7,122)	(12,729)	(50,091)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	(1,540)	172	(2,279)
NET (DECREASE) INCREASE IN CASH	(11,218)	6,023	(3,133)
CASH:
Beginning of period	37,848	31,825	34,958
End of period	$26,630	$37,848	$31,825
The accompanying notes are an integral part of these consolidated financial statements.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2024, 2023 and 2022
1.    Significant Accounting Policies
Organization - Commercial Vehicle Group, Inc. and its subsidiaries is a global provider of systems, assemblies and components to the global commercial vehicle market, and the electric vehicle markets. References herein to the "Company", "CVG", "we", "our", or "us" refer to Commercial Vehicle Group, Inc. and its subsidiaries.
We have manufacturing operations in the United States, Mexico, China, United Kingdom, Czech Republic, Ukraine, Morocco, Thailand, India and Australia. Our products are primarily sold in North America, Europe, and the Asia-Pacific region.
We primarily manufacture customized products to meet the requirements of our customer. We believe our products are used by a majority of the North American Commercial Truck manufacturers, many construction and agriculture vehicle original equipment manufacturers ("OEMs"), parts and service dealers and distributors.
During the year ended December 31, 2024, the Company sold its cab structures business with operations in Kings Mountain, North Carolina and its Industrial Automation segment including First Source Electronics (FSE) business with operations in Elkridge, Maryland. These divestitures represent a strategic shift in CVG's business and, in accordance with U.S. GAAP, qualified as discontinued operations. As a result, the operating results related to the cab structures business and Industrial Automation segment have been reflected as discontinued operations in the Consolidated Statements of Operations. The assets and liabilities related to these divestitures were classified under a held for sale designation within the Consolidated Balance Sheets as of December 31, 2023. See Note 17, Discontinued Operations, for additional information on the divestitures.
As a result of classifying the Industrial Automation reporting segment as a discontinued operation, it is not a reportable segment for 2024. Additionally. the financial information reported for other segments excludes the activity from the Kings Mountain, North Carolina facility as a result of the divestiture. Effective January 1, 2025, the Company reorganized its operations into three segments: Global Seating, Global Electrical Systems, and Trim Systems and Components. The reorganization was designed to enhance alignment with its customers and end markets which will allow the Company to better focus on growth opportunities, capital allocation and enhancing shareholder value. As a result of the strategic reorganization, the prior period amounts have been revised to conform to the Company’s current period presentation. The Company’s Chief Operating Decision Maker, its President and Chief Executive Officer, reviews financial information for these three reportable segments and makes decisions regarding the allocation of resources based on these segments. See Note 16, Segment Reporting, for more information.
Unless otherwise indicated, all amounts in the tables below are in thousands, except share and per share amounts.
Principles of Consolidation - The accompanying consolidated financial statements include the accounts of our wholly-owned or controlled subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates. Certain prior period amounts have been reclassified to conform to footnote presentation for the current year.
Cash - Cash consists of deposits with high credit-quality financial institutions.

Accounts Receivable - Trade accounts receivable are stated at current value less allowances, which approximates fair value. We review our receivables on an ongoing basis to ensure that they are properly valued and collectible.
The allowance for credit losses is used to record the estimated risk of loss related to our customers’ inability to pay. This allowance is maintained at a level that we consider appropriate based on factors that affect collectability, such as the financial health of our customers, historical trends of charge-offs and recoveries and current and expected economic market conditions. As we monitor our receivables, we identify customers that may have payment problems, and we adjust the allowance accordingly, with the offset to selling, general and administrative expense. Account balances are charged off against the allowance when recovery is considered remote.
Inventories - Inventories are valued at the lower of first-in, first-out cost or net realizable value. Inventory quantities on-hand are regularly reviewed and when necessary provisions for excess and obsolete inventory are recorded based primarily on our estimated production requirements, taking into consideration expected market volumes and future potential use.
Inventories consisted of the following as of December 31:

	2024	2023
Raw materials	$98,677	$88,474
Work in process	10,960	12,044
Finished goods	18,587	16,749
Total Inventories	$128,224	$117,267
Property, Plant and Equipment - Property, plant and equipment are stated at cost, net of accumulated depreciation.
Property, plant, and equipment, net consisted of the following as of December 31:

	2024	2023
Land and buildings	$26,613	$28,575
Machinery and equipment	211,984	210,931
Construction in progress	8,075	6,295
Property, plant, and equipment, gross	246,672	245,801
Less accumulated depreciation	(177,811)	(176,878)
Property, plant and equipment, net	$68,861	$68,923
For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives (generally 15 to 40 years for buildings and building improvements, three to 20 years for machinery and equipment, three to seven years for tools and dies, and three to five years for computer hardware and software). Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major betterments and renewals that extend the useful lives of property, plant and equipment are capitalized and depreciated over the remaining useful lives of the asset. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the term of the lease, whichever is shorter. Accelerated depreciation methods are used for tax reporting purposes. Depreciation expense for property, plant and equipment for each of the years ended December 31, 2024, 2023 and 2022 was $13.9 million, $13.1 million and $13.4 million, respectively.
For each of the years ended December 31, 2024, 2023 and 2022, unpaid purchases of property and equipment included in accounts payable were $1.3 million, $1.0 million and $1.7 million, respectively.
We review long-lived assets for recoverability whenever events or changes in circumstances indicate that carrying amounts of an asset group may not be recoverable. Our asset groups are established by determining the lowest level of cash flows available. If the estimated undiscounted cash flows are less than the carrying amounts of such assets, we recognize an impairment loss in an amount necessary to write down the assets to fair value as estimated from expected future discounted cash flows. Estimating the fair value of these assets is judgmental in nature and involves the use of significant estimates and assumptions. We base our fair value estimates on assumptions we believe to be reasonable, but that are inherently uncertain.
Leases - The Company determines if an arrangement is a lease at inception. Operating lease assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. As most leases do not provide an implicit interest rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The length of a lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise those options. The Company's accounting policy election is to not recognize lease assets or liabilities for leases with a term of 12 months or less. Additionally, when accounting for leases, the Company combines payments for leased assets, related services and other components of a lease.
Revenue Recognition - We recognize revenue when our performance obligation has been satisfied and control of products has been transferred to a customer, which typically occurs upon shipment. Revenue is measured based on the amount of consideration we expect to receive in exchange for the transfer of goods or services.
Refer to Note 2, Revenue Recognition, for our revenue recognition policies.
Income Taxes - We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax laws and rates expected to be in place when the deferred tax items are realized. We recognize tax positions initially in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under tax law. We provide a valuation allowance for deferred tax assets when it is more likely than not that a portion of such deferred tax assets will not be realized. In our assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, (1) the cumulative three-year income position, (2) the nature, frequency and severity of any current and cumulative losses; (3) forecasts of future profitability; (4) the duration of statutory carryforward periods; (5) our experience with operating loss and tax credit carryforwards not expiring unused, and (6) tax planning alternatives. As of December 31, 2024, the Company was in a cumulative three-year taxable loss position in the U.S. which was given the most weight in our analysis of all positive and negative evidence when determining whether to establish a valuation allowance. As of December 31, 2023, the Company was in a cumulative three-year taxable income position in the U.S. which was given the most weight in our analysis of all positive and negative evidence when determining whether to reverse the previously recognized valuation allowance.
Comprehensive Income (Loss) - Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources including foreign currency translation, derivative instruments and pension and other post-retirement adjustments. See Note 13, Other Comprehensive (Income) Loss, for a rollforward of activity in accumulated comprehensive loss.
Fair Value of Financial Instruments - The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (i.e., inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2 - Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets and inactive markets.

Level 3 - Significant unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
Concentrations of Credit Risk - Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. We sell products to various companies throughout the world in the ordinary course of business. We routinely assess the financial strength of our customers and maintain allowances for anticipated losses. As of December 31, 2024, receivables from our five top customers represented approximately 54.7% of total receivables.
Foreign Currency Translation - Our functional currency is the local currency. Accordingly, all assets and liabilities of our foreign subsidiaries are translated using exchange rates in effect at the end of the period; revenue and costs are translated using average exchange rates for the period. The related translation adjustments are reported in accumulated other comprehensive income (loss) in stockholders’ equity. Translation gains and losses arising from transactions denominated in a currency other than the functional currency of the entity are included in the results of operations.
Foreign Currency Forward Exchange Contracts - We use forward exchange contracts to hedge certain foreign currency transaction exposures. We estimate our projected revenues and purchases in certain foreign currencies or locations and hedge a portion of the anticipated long or short position. The contracts typically run from one month to twelve months. All forward foreign exchange contracts that are not designated as hedging instruments have been marked-to-market and the fair value of contracts recorded in the Consolidated Balance Sheets with the offsetting non-cash gain or loss recorded in our Consolidated Statements of Operations. For forward contracts that are designated as hedging instruments, the gains and losses are recorded in accumulated other comprehensive income (loss) and recognized in the Consolidated Statement of Operations when the contracts are settled. We do not hold or issue foreign exchange options or forward contracts for trading purposes.
Interest Rate Swap Agreement - We use an interest rate swap agreement to fix the interest rate on a portion of our variable interest debt thereby reducing exposure to interest rate changes. The interest rate swap agreement was formally designated at inception as a hedging instrument. Therefore, changes in the fair value of the interest rate swap are recorded in accumulated other comprehensive income (loss) and recognized in the Consolidated Statement of Operations when the contracts are settled.
Share-Based Compensation - We recognize share-based compensation based on the grant-date fair value of the equity instruments awarded. Share-based compensation expense is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for the entire award. We account for forfeitures of stock-based compensation awards as they occur. Refer to Note 11, Share-Based Compensation for additional discussion.
Recently Issued Accounting Pronouncements
In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will result in the required additional disclosures being included in our consolidated financial statements, once adopted.
In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income-Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU updates improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. This information is generally not presented in the financial statements today. The ASU also requires disclosure of the total amount of selling expenses and our definition of selling expenses. The standard is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. We are currently evaluating the impact of adopting this ASU on our consolidated financial statements and related disclosures.

Accounting Pronouncements Implemented During the Year Ended December 31, 2024
In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment's profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. The Company implemented ASU 2023-07 as of December 31, 2024 and amended related segment disclosures. See Note 16, Segment Reporting.
2.     Revenue Recognition
Our products include seating systems, plastic components, electrical wire harnesses, mirrors, wipers and other accessories. We sell these products into multiple geographic regions including North America, Europe and Asia-Pacific and to multiple end markets. The nature, timing and uncertainty of recognition of revenue and associated cash flows across the varying product lines, geographic regions and customer end markets is substantially consistent.
Contractual Arrangements - Revenue is measured based on terms and conditions specified in contracts or purchase orders with customers. We have long-term contracts with some customers that govern overall terms and conditions which are accompanied by purchase orders that define specific order quantities and/or price. We have many customers with which we conduct business for which the terms and conditions are outlined in purchase orders without a long-term contract. We generally do not have customer contracts with minimum order quantity requirements.
Amount and Timing of Revenue Recognition - The transaction price is based on the consideration to which the Company will be entitled in exchange for transferring control of a product to the customer. This is defined in a purchase order or in a separate pricing arrangement and represents the stand-alone selling price. Our payment terms vary by customer. None of the Company's business arrangements as of December 31, 2024, contained a significant financing component. We typically do not have multiple performance obligations requiring us to allocate a transaction price.
We recognize revenue at the point in time when we satisfy a performance obligation by transferring control of a product to a customer, usually at a designated shipping point and in accordance with customer specifications. Estimates are made for variable consideration resulting from quality, delivery, discounts or other issues affecting the value of revenue and accounts receivable. This amount is estimated based on historical trends and current market conditions, and only amounts deemed collectible are recognized as revenues.
Other Matters - Shipping and handling costs billed to customers are recorded in revenues and costs associated with outbound freight are generally accounted for as a fulfillment cost and are included in cost of revenues. We generally do not provide for extended warranties or material customer incentives. Our customers typically do not have a general right of return for our products.
We had outstanding customer accounts receivable, net of allowances, of $118.7 million as of December 31, 2024 and $129.3 million as of December 31, 2023. We generally do not have other assets or liabilities associated with customer arrangements.

Revenue Disaggregation - The following is the composition, by product category, of our revenues:

	Twelve Months Ended December 31, 2024
	Global Seating	Electrical Systems	Trim Systems & Components	Total
Seats	$311,925	$—	$—	$311,925
Electrical wire harnesses, panels and assemblies	2,757	203,128	—	205,885
Plastic & Trim components	—	—	155,928	155,928
Mirrors, wipers and controls	—	—	49,617	49,617
Total	$314,682	$203,128	$205,545	$723,355

	Twelve Months Ended December 31, 2023
	Global Seating	Electrical Systems	Trim Systems & Components	Total
Seats	$345,705	$—	$—	$345,705
Electrical wire harnesses, panels and assemblies	2,985	242,391	—	245,376
Plastic & Trim components	—	—	193,822	193,822
Mirrors, wipers and controls	—	—	50,566	50,566
Total	$348,690	$242,391	$244,388	$835,469

	Twelve Months Ended December 31, 2022
	Global Seating	Electrical Systems	Trim Systems & Components	Total
Seats	$358,737	$—	$—	$358,737
Electrical wire harnesses, panels and assemblies	89	191,828	—	191,917
Plastic & Trim components	—	—	183,239	183,239
Mirrors, wipers and controls	—	—	48,690	48,690
Total	$358,826	$191,828	$231,929	$782,583
3. Debt
Debt consisted of the following at December 31:

	2024	2023
Term loan facility	$85,000	$141,563
Revolving credit facility	50,500	—
Unamortized discount and issuance costs	—	(49)
	$135,500	$141,514
Less: current portion	(8,438)	(15,313)
Total long-term debt, net of current portion	$127,062	$126,201
Credit Agreement
On April 30, 2021, the Company and certain of its subsidiaries entered into a credit agreement (the “Credit Agreement”) between, among others, Bank of America, N.A. as administrative agent (the “Administrative Agent”) and other lenders party thereto (the “Lenders”) pursuant to which the Lenders made available a $150 million Term Loan Facility (the “Term Loan Facility”) and a $125 million Revolving Credit Facility (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Credit Facilities”). Subject to the terms of the Credit Agreement, the Revolving Credit Facility includes a $10 million swing line sublimit and a $10 million letter of credit sublimit. The Credit Agreement provides for an incremental term facility agreement and/or an increase of the Revolving Credit Facility (together, the “Incremental Facilities”), in a maximum aggregate amount of (a) up to the date of receipt of financial statements for the fiscal quarter ending June 30, 2022, $75 million, and (b) thereafter, (i) $75 million less the aggregate principal amount of Incremental Facilities incurred before such date, plus (ii) an unlimited amount if the pro forma consolidated total leverage ratio (assuming the Incremental Facilities are fully drawn) is less than 2.50:1.0.
On May 12, 2022, the Company and certain of its subsidiaries entered into a second amendment ("Amendment No. 2") to its Credit Agreement pursuant to which the Lenders upsized the existing term loan facility to $175 million in aggregate principal amount and increased the revolving credit facility commitments by $25 million to an aggregate of $150 million in revolving credit facility commitments. The Revolving Credit Facility includes a $10 million swing line sublimit and a $10 million letter of credit sublimit. The amended Credit Agreement provides for an incremental term facility agreement and/or an increase of the Revolving Credit Facility, in a maximum aggregate amount of (a) up to the date of receipt of financial statements for the fiscal quarter ending June 30, 2022, $75 million, and (b) thereafter, (i) $75 million less the aggregate principal amount of Incremental Facilities incurred before such date, plus (ii) an unlimited amount if the pro forma consolidated total leverage ratio (assuming the Incremental Facilities are fully drawn) is less than 2.50:1.0. Further, separate from the Company’s annual $35 million capital spending cap, a one-time $45 million capital project basket was included in the Amendment. All other key provisions, including the $75 million accordion, acquisition holiday, and other baskets remain unchanged. The Credit Facilities mature on May 12, 2027 (the “Maturity Date”).
Amendment No. 2 resulted in a loss on extinguishment of debt of $0.9 million, including $0.6 million non-cash write off relating to deferred financing costs and unamortized discount of the Term Loan Facility and $0.3 million of other fees associated with the Amendment, recorded in our Consolidated Statements of Operations for the twelve months ended December 31, 2022.
On July 30, 2024, the Company and certain of its subsidiaries, as guarantors, entered into a third amendment (Amendment No. 3"), which amended the terms of the existing Credit Agreement to limit the mandatory prepayment requirements for certain specified asset dispositions of the Company and certain of its subsidiaries. The Company repaid $20.0 million in accordance with Amendment No.3 during the three months ended September 30, 2024.
On December 19, 2024, the Company and certain of its subsidiaries entered into a fourth amendment ("Amendment No. 4") to its credit agreement pursuant to which the Lenders reduced the existing term loan facility to $85 million in aggregate principal amount, reduced the revolving credit facility commitments by $25 million to an aggregate of $125 million in revolving credit facility commitments, and revised the covenant calculation including increasing the maximum consolidated total leverage ratio to 4.25:1.0 (which will be subject to step-downs to 3.75:1.0 at the end of the fiscal quarter ending September 30, 2025; and to 3.00:1.0 for each fiscal quarter thereafter). Subject to the terms of the amended Credit Agreement, the Revolving Credit Facility includes a $10 million swing line sublimit and a $10 million letter of credit sublimit. The amended Credit Agreement provides for an incremental term facility agreement and/or an increase of the Revolving Credit Facility, in a maximum aggregate amount of $15 million.
Amendment No. 4 resulted in a loss on extinguishment of debt of $0.5 million, including a $0.3 million non-cash write off relating to deferred financing costs of the Term loan facility due 2027 and $0.2 million of other associated fees.
At December 31, 2024 we had $50.5 million borrowings under the Revolving Credit Facility, outstanding letters of credit of $1.1 million and availability of $73.4 million. Combined with availability under our China Credit Facility (described below) of approximately $11.0 million, total consolidated availability was $84.4 million at December 31, 2024. The unamortized deferred financing fees associated with the Revolving Credit Facility were $0.8 million and $1.0 million as of December 31, 2024 and December 31, 2023, respectively, and are being amortized over the remaining life of the Credit Agreement. At December 31, 2023, we had no borrowings under the Revolving Credit Facility and outstanding letters of credit of $1.2 million.

Interest rates and fees
Amounts outstanding under the Credit Facilities and the commitment fee payable in connection with the Credit Facilities accrue interest at a per annum rate equal to (at the Company’s option) the base rate or the Term Secured Overnight Financing Rate ("SOFR"), including a credit spread adjustment, plus a rate which will vary according to the Consolidated Total Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent, as set out in the following table:

Pricing Tier	Consolidated Total Leverage Ratio	Commitment Fee	Letter of Credit Fee	Term SOFR Loans	Base Rate Loans
I	≥ 4.00 to 1.00	0.45%	3.25%	3.25%	2.25%
II	< 4.00 to 1.00 but ≥ 3.50 to 1.00	0.40%	3.00%	3.00%	2.00%
III	< 3.50 to 1.00 but ≥ 3.00 to 1.00	0.35%	2.75%	2.75%	1.75%
IV	< 3.00 to 1.00 but ≥ 2.50 to 1.00	0.30%	2.50%	2.50%	1.50%
V	< 2.50 to 1.00	0.25%	2.25%	2.25%	1.25%
Guarantee and Security
All obligations under the Amended Credit Agreement and related documents are unconditionally guaranteed by each of the Company’s existing and future direct and indirect wholly owned material domestic subsidiaries, subject to certain exceptions (the “Guarantors”). All obligations of the Company under the Credit Agreement and the guarantees of those obligations are secured by a first priority pledge of substantially all of the assets of the Company and of the Guarantors, subject to certain exceptions. The property pledged by the Company and the Guarantors includes a first priority pledge of all of the equity interests owned by the Company and the Guarantors in their respective domestic subsidiaries and a first priority pledge of the equity interests owned by the Company and the Guarantors in certain foreign subsidiaries, in each case, subject to certain exceptions.
Covenants and other terms
The Amended Credit Agreement contains customary restrictive covenants, including, without limitation, limitations on the ability of the Company and its subsidiaries to incur additional debt and guarantees; grant certain liens on assets; pay dividends or make certain other distributions; make certain investments or acquisitions; dispose of certain assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; make material changes in accounting treatment or reporting practices; enter into certain restrictive agreements; enter into certain hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; make acquisitions; and other matters customarily included in senior secured loan agreements.
The Amended Credit Agreement also contains customary reporting and other affirmative covenants, as well as customary events of default, including, without limitation, nonpayment of obligations under the Credit Facilities when due; material inaccuracy of representations and warranties; violation of covenants in the Credit Agreement and certain other documents executed in connection therewith; breach or default of agreements related to material debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain material judgments; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.
The Amended Credit Agreement includes (a) a minimum consolidated fixed charge coverage ratio of 1.20:1.0, and (b) a maximum consolidated total leverage ratio of 4.25:1.0 (which was subject to step-downs to 3.75:1.0 at the end of the fiscal quarter ending September 30, 2025; to 3.00:1.0 for each fiscal quarter thereafter).
We were in compliance with the covenants as of December 31, 2024.

Repayment and prepayment
The Credit Agreement requires the Company to make quarterly amortization payments to the Term Loan Facility at an annualized rate of the loans under the Term Loan Facility for every year as follows: 5.0%, 7.5%, 10.0%, 12.5% and 15.0%. The Credit Agreement also requires all outstanding amounts under the Credit Facilities to be repaid in full on the Maturity Date.
The Credit Agreement requires mandatory prepayments from the receipt of proceeds of dispositions or debt issuance, subject to certain exceptions and the Company's ability to re-invest and use proceeds towards acquisitions permitted by the Credit Agreement.
Voluntary prepayments of amounts outstanding under the Credit Facilities are permitted at any time, without premium or penalty.
Foreign Facility
In the quarter ended March 31, 2023, we established a credit facility in China consisting of a line of credit which is subject to annual renewal (the "China Credit Facility"). China Credit Facility was renewed in the quarter ended December 31, 2024, with availability of approximately $11.0 million (denominated in the local currency). We utilize the China Credit Facility to meet local working capital demands, fund letters of credit and bank guarantees, and support other short-term cash requirements in our China operations. We had no outstanding borrowings under the China Credit Facility as of December 31, 2024 and December 31, 2023. At December 31, 2024, we had $11.0 million of availability under the China Credit Facility.
Cash Paid for Interest
For the twelve months ended December 31, 2024, 2023 and 2022, cash payments for interest were $11.7 million, $12.8 million and $9.3 million, respectively.
4.    Intangible Assets
Our definite-lived intangible assets were comprised of the following:

		December 31, 2024			December 31, 2023
	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Trademarks/tradenames	30 years	$8,182	$(5,251)	$2,931	$8,265	$(5,070)	$3,195
Customer relationships	15 years	5,227	(4,240)	987	12,972	(9,573)	3,399
		$13,409	$(9,491)	$3,918	$21,237	$(14,643)	$6,594
The aggregate intangible asset amortization expense was $0.6 million, $1.1 million and $1.1 million for the fiscal year ended December 31, 2024, 2023 and 2022. The estimated intangible asset amortization expense for each of the five succeeding fiscal years ending after December 31, 2024 is $0.6 million for the years ending December 31, 2025 through 2029. The decrease in Net carrying value of the Intangible assets as of December 31, 2024 from 2023 is due to the sale of the FinishTEK business in January 2024.
5.    Fair Value Measurement
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels, and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2 - Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
Level 3 - Significant unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
Our financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, pension assets and liabilities. The carrying value of these instruments approximates fair value as a result of the short duration of such instruments or due to the variability of the interest cost associated with such instruments.
Recurring Measurements
Foreign Currency Forward Exchange Contracts. Our derivative assets and liabilities represent foreign exchange contracts that are measured at fair value using observable market inputs such as forward rates, interest rates, our own credit risk and counterparty credit risk. Based on the utilization of these inputs, the derivative assets and liabilities are classified as Level 2. To manage our risk for transactions denominated in Mexican Pesos, Czech Crown and Ukrainian Hryvnia, we have entered into forward exchange contracts that are designated as cash flow hedge instruments, which are recorded in the Consolidated Balance Sheets at fair value. The gains and losses as a result of the changes in fair value of the hedge contract for transactions denominated in Mexican Pesos are deferred in accumulated other comprehensive loss and recognized in cost of revenues in the period the related hedge transactions are settled. As of December 31, 2024, hedge contracts for transactions denominated Czech Crown were not designated as a hedging instruments; therefore, they are marked-to-market and the fair value of agreements is recorded in the Consolidated Balance Sheets with the offsetting gains and losses recognized in other (income) expense and recognized in cost of revenues in the period the related hedge transactions are settled in the Consolidated Statements of Operations.
Interest Rate Swaps. To manage our exposure to variable interest rates, we have entered into interest rate swaps to exchange, at a specified interval, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount. The interest rate swaps are intended to mitigate the impact of rising interest rates on the Company and covers 50% of outstanding debt under the Term Loan Facility. Any changes in fair value are included in earnings or deferred through Accumulated other comprehensive loss, depending on the nature and effectiveness of the offset. Any ineffectiveness in a cash flow hedging relationship is recognized immediately in earnings in the consolidated statements of operations.
During the second quarter ended June 30, 2022, the Company entered into transactions to cash settle existing interest rate swaps ("Interest rate swap agreements settled in 2022") and received proceeds of $3.9 million. The gain on the swap settlement has been recorded in Other comprehensive income (loss) and will be recognized over the life of the settled swaps. Following the settlement of the existing interest rate swaps, we entered into a new interest rate swap agreement to align with the SOFR rate and maturity date of the Credit Agreement.

The fair values of our derivative assets and liabilities and Contingent Consideration measured on a recurring basis as of December 31 and are categorized as follows:

	December 31, 2024				December 31, 2023
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets:
Foreign exchange contract designated as hedging instruments	$—	$—	$—	$—	$1,318	$—	$1,318	$—
Interest rate swap agreement	$1,069	$—	$1,069	$—	$1,073	$—	$1,073	$—
Liabilities:
Foreign exchange contract designated as hedging instruments	$5,698	$—	$5,698	$—	$—	$—	$—	$—
Foreign exchange contract not designated as hedging instruments	$53	$—	$53	$—	$304	$—	$304	$—
The following table summarizes the notional amount of our open foreign exchange contracts at December 31:

	2024		2023
	U.S. $ Equivalent	U.S. $ Equivalent Fair Value	U.S. $ Equivalent	U.S. $ Equivalent Fair Value
Commitments to buy or sell currencies - Foreign exchange contract designated as hedging instruments	$54,359	$55,251	$56,741	$58,094
Commitments to buy or sell currencies - Foreign exchange contract not designated as hedging instruments	$4,697	$5,023	$16,608	$16,806
We consider the impact of our credit risk on the fair value of the contracts, as well as the ability to execute obligations under the contract.
The following table summarizes the fair value and presentation of derivatives in the Consolidated Balance Sheets at December 31:

	Derivative Asset
	Balance Sheet Location	Fair Value
		2024	2023
Foreign exchange contract designated as hedging instruments	Other current assets	$—	$1,179
Foreign exchange contract designated as hedging instruments	Other assets	$—	$139
Interest rate swap agreement	Other assets	$1,069	$1,073

	Derivative Liability
	Balance Sheet Location	Fair Value
		2024	2023
Foreign exchange contract designated as hedging instruments	Accrued liabilities and other	$5,648	$—
Foreign exchange contract designated as hedging instruments	Other long-term liabilities	$50	$—
Foreign exchange contract not designated as hedging instruments	Accrued liabilities and other	$53	$304

	Derivative Equity
	Balance Sheet Location	Fair Value
		2024	2023
Foreign exchange contract designated as hedging instruments	Accumulated other comprehensive loss	$(2,119)	$1,354
Interest rate swap agreements	Accumulated other comprehensive loss	$897	$3,484
The following table summarizes the effect of derivative instruments on the Consolidated Statements of Operations:

		2024	2023
	Location of Gain (Loss) Recognized on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
Foreign exchange contract designated as hedging instruments	Cost of revenues	$(2,454)	$5,339
Interest rate swap agreements	Interest expense	$1,498	$1,466
Interest rate swap agreements settled in 2022	Interest expense	$755	$756
Foreign exchange contract not designated as hedging instruments	Other (income) expense	$281	$(220)
We consider the impact of our credit risk on the fair value of the contracts, as well as our ability to honor obligations under the contract.
Other Fair Value Measurements
The fair value of long-term debt obligations is based on a fair value model utilizing observable inputs. Based on these inputs, our long-term debt fair value as disclosed is classified as Level 2. The carrying amounts and fair values of our long-term debt obligations are as follows:

	December 31, 2024		December 31, 2023
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan and security agreement [1]	$85,000	$84,363	$141,514	$139,213
Revolving Credit Facility	$50,500	$50,500	$—	$—
__________________
(1)Presented in the Consolidated Balance Sheets as the current portion of long-term debt of $8.4 million and long-term debt of $76.6 million as of December 31, 2024, and current portion of long-term debt of $15.3 million and long-term debt of $126.2 million as of December 31, 2023.

6.    Leases
The Company leases office, warehouse and manufacturing space and certain equipment under non-cancelable operating lease agreements that generally require us to pay maintenance, insurance, taxes and other expenses in addition to annual rental fees. Our leases have remaining lease terms of one year to eighteen years, some of which include options to extend the leases for up to five years, and some of which include options to terminate the leases within one year.
The components of lease expense are as follows:

	Twelve Months Ended December 31,
	2024	2023

Operating lease cost	$10,289	$9,225
Finance lease cost:
Amortization of right-of-use assets	92	150
Interest on lease liabilities	9	14
Finance lease cost	$101	$164
Short-term lease cost [1]	4,423	6,168
Total lease expense	$14,813	$15,557
__________________
(1)Includes variable lease costs, which are not significant.
Supplemental cash flow information related to leases is as follows:

	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$8,797	$8,843
Financing cash flows from finance leases	$107	$154

Supplemental balance sheet information related to leases is as follows:

	Balance Sheet Location	December 31, 2024	December 31, 2023
Operating Leases
Right-of-use assets, net	Operating lease right-of-use asset, net	$29,931	$31,165

Current liabilities	Current operating lease liabilities	8,033	7,502
Non-current liabilities	Long-term operating lease liabilities	22,795	24,417
Total operating lease liabilities		$30,828	$31,919

Finance Leases
Right-of-use assets, net	Other assets	$97	$205

Current liabilities	Accrued liabilities and other	57	108
Non-current liabilities	Other long-term liabilities	37	107
Total finance lease liabilities		$94	$215

Weighted Average Remaining Lease Term
Operating leases		6.7 years	7.1 years
Finance leases		1.7 years	3.0 years
Weighted Average Discount Rate
Operating leases		12.7%	11.3%
Finance leases		8.6%	6.6%
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments. We utilize an incremental borrowing rate, which is reflective of the specific term of the leases and economic environment of each geographic region, and apply a portfolio approach for certain machinery and equipment that have consistent terms in a specific geographic region.

Anticipated future lease costs, which are based in part on certain assumptions to approximate minimum annual rental commitments under non-cancelable leases, are as follows:

Year Ending December 31,	Operating	Financing	Total
2025	$11,184	$63	$11,247
2026	8,582	30	8,612
2027	5,461	8	5,469
2028	3,972	1	3,973
2029	3,051	—	3,051
Thereafter	14,904	—	14,904
Total lease payments	$47,154	$102	$47,256
Less: Imputed interest	(16,326)	(8)	(16,334)
Present value of lease liabilities	$30,828	$94	$30,922
As of December 31, 2024, the Company had an additional lease that had not commenced which will create approximately $7 million of additional right-of-use assets in the first quarter of 2025.
7.    Income Taxes
Pre-tax income (loss) consisted of the following for the years ended December 31:

	2024	2023	2022
Domestic	$(20,095)	$(1,017)	$(25,410)
Foreign	11,854	29,447	29,688
Total	$(8,241)	$28,430	$4,278
A reconciliation of income taxes computed at the statutory rates to the reported income tax provision for the years ended December 31 follows:

	2024	2023	2022
Federal provision (benefit) at statutory rate	$(1,730)	$5,970	$(224)
U.S./Foreign tax rate differential	604	828	2,320
Foreign non-deductible expenses	376	(14)	(1,084)
Foreign tax provision	311	821	1,734
State taxes, net of federal benefit	(337)	(1)	(297)
State tax rate change, net of federal benefit	72	(201)	(33)
Change in uncertain tax positions	(343)	209	38
Change in valuation allowance	28,769	(21,750)	14,776
Tax credits	(1,738)	(2,284)	(1,244)
Share-based compensation	457	(30)	(91)
Executive compensation (IRC 162m)	38	226	871
Repatriation of foreign earnings	1,237	435	1,245
GILTI, net of related foreign tax credit	—	142	365
Pension settlement	—	—	3,394
Other	(223)	446	(866)
Provision (benefit) for income taxes	$27,493	$(15,203)	$20,904

The provision (benefit) for income taxes for the years ended December 31 follows:

	2024			2023			2022
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$(289)	$19,963	$19,674	$(2,157)	$(18,166)	$(20,323)	$(338)	$16,831	$16,493
State and local	56	3,592	3,648	433	(3,355)	(2,922)	276	4,039	4,315
Foreign	3,685	486	4,171	7,220	822	8,042	8,486	(8,390)	96
Total	$3,452	$24,041	$27,493	$5,496	$(20,699)	$(15,203)	$8,424	$12,480	$20,904
A summary of deferred income tax assets and liabilities as of December 31 follows:

	2024	2023
Noncurrent deferred tax assets:
Amortization and fixed assets	$6,106	$11,070
Inventories	2,893	5,184
Pension obligations	2,467	2,467
Warranty obligations	226	264
Accrued benefits	792	1,035
Operating leases	9,486	9,858
Tax credit carryforwards	8,612	6,073
Net operating loss carryforwards	18,233	10,705
Other temporary differences	8,883	8,787
Total noncurrent deferred tax assets	$57,698	$55,443
Valuation allowance	(35,934)	(9,342)
Net noncurrent deferred tax assets	$21,764	$46,101
Noncurrent deferred tax liabilities:
Amortization and fixed assets	$(1,132)	$(1,309)
Inventories	(59)	(8)
Operating leases	(9,242)	(9,428)
Other temporary differences	(571)	(2,061)
Total noncurrent tax liabilities	(11,004)	(12,806)
Net noncurrent deferred tax liabilities	$(11,004)	$(12,806)
Total net deferred tax asset	$10,760	$33,295
Deferred taxes are reflected in the Consolidated Balance Sheet as follows:
Net non-current deferred tax assets	$11,084	$33,568
Non-current deferred tax liabilities (included in Other long-term liabilities)	$(324)	$(273)
Total net deferred tax asset	$10,760	$33,295
We assess whether valuation allowances should be established against deferred tax assets based on consideration of all available evidence using a “more likely than not” standard. In making such judgments, the most weight is given to the cumulative three-year income (loss) position as it can be objectively verified. During 2022, (1) the Company established a valuation allowance on its U.S. deferred tax assets of $24.5 million due to the cumulative three-year loss position, and (2) reversed the valuation allowance on its U.K. deferred tax assets of $9.9 million based on the cumulative three-year income position. During 2023, the Company reversed the valuation allowance on its U.S. deferred tax assets of $22.0 million as the three-year cumulative income position was sufficient to overcome the weight of the negative evidence during the year ended December 31, 2023.

During 2024, we recorded a valuation allowance of $26.6 million primarily related to establishing a full valuation allowance on our U.S. deferred tax assets due to the cumulative three-year loss position. We expect to be able to realize the benefits of all of our deferred tax assets that are not currently offset by a valuation allowance, as discussed above. In the event that our actual results differ from our estimates or we adjust these estimates in future periods, the effects of these adjustments could materially impact our financial position and results of operations.
For the twelve months ended December 31, 2024, 2023 and 2022, cash paid for taxes, net of refunds received, were $8.4 million, $10.9 million and $4.0 million, respectively.
Activity for the years ended December 31 is as follows (in thousands):

	2024	2023	2022
Balance - Beginning of the year	$9,340	$31,090	$18,371
Provisions	26,594	297	24,506
Utilizations and reversals	—	(22,047)	(11,787)
Balance - End of the year	$35,934	$9,340	$31,090
As of December 31, 2024, the Company had net operating loss carryforwards of $128.7 million, of which $32.2 million related to foreign jurisdictions, $35.7 million related to U.S. Federal, and $60.8 million related to U.S. state jurisdictions, $5.2 million of U.S. foreign tax credit carryforwards, and $3.0 million of research and development tax credit carryforwards. The carryforward periods for these net operating losses range from five years to indefinite, foreign tax credits begin to expire in 2027, and research and development tax credits begin to expire in 2037. Utilization of these carryforwards is subject to the tax laws of the applicable tax jurisdiction and may be limited by the ability of certain subsidiaries to generate taxable income in the associated tax jurisdiction.
As of December 31, 2024, cash of $26.6 million was held by foreign subsidiaries. During the year ended December 31, 2024, $13.4 million was repatriated from the Company's foreign subsidiaries. The Company had a $0.1 million deferred tax liability as of December 31, 2024 for the expected future income tax implications of repatriating cash from the foreign subsidiaries for which indefinite reinvestment is not expected.
We file federal income tax returns in the U.S. and income tax returns in various states and foreign jurisdictions. In the U.S., we are generally no longer subject to tax assessment for tax years prior to 2018. In our major non-U.S. jurisdictions including China, Czech Republic, Mexico and the United Kingdom, tax years are typically subject to examination for three to five years.
As of December 31, 2024, and 2023, we provided a liability of $0.9 million and $1.3 million, respectively, for unrecognized tax benefits associated with our U.S. federal and state, and foreign jurisdictions. The majority of these unrecognized tax benefits are netted against their related non-current deferred tax assets.
We accrue interest and penalties related to unrecognized tax benefits through income tax expense. We had $0.8 million and $1.2 million accrued for the payment of interest and penalties as of December 31, 2024 and December 31, 2023, respectively. Accrued interest and penalties are included in the $0.9 million of unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (including interest and penalties) at December 31 follows:

	2024	2023	2022
Balance - Beginning of the year	$1,338	$1,089	$1,093
Gross increase - tax positions in prior periods	154	60	426
Gross increases - current period tax positions	—	149	—
Lapse of statute of limitations	(571)	—	(389)
Currency translation adjustment	20	40	(41)
Balance - End of the year	$941	$1,338	$1,089
8.    Accrued and Other Liabilities
Accrued and other liabilities consisted of the following as of December 31:

	2024	2023
Compensation and benefits	$12,542	$23,604
Derivative liabilities	5,701	304
Accrued freight	3,243	2,679
Taxes payable	2,122	5,020
Accrued legal and professional fees	1,694	1,535
Customer tooling projects	1,259	1,217
Warranty costs	1,207	1,458
Other	4,557	9,019
	$32,325	$44,836
9.    Defined Contribution Plan, Pension and Other Post-Retirement Benefit Plans
Defined Contribution Plan - We sponsor a defined contribution plan covering eligible employees. Eligible employees can contribute on a pre-tax basis to the plan. In accordance with the terms of the 401(k) plan, we elect to match a certain percentage of the participants’ contributions to the plan, as defined. We recognized expense associated with the plan of $4.6 million, $4.3 million and $4.0 million for the years ended December 31, 2024, 2023, and 2022, respectively.
Pension and Other Post-Retirement Benefit Plans - We sponsor pension and other post-retirement benefit plans that cover certain hourly and salaried employees in the U.S. and United Kingdom. Each of the plans are frozen to new participants and to additional service credits earned. Our policy is to make annual contributions to the plans to fund the minimum contributions, as required by local regulations.
As of December 31, 2022, the Company settled its U.S. Pension Plan liabilities through lump-sum payments and purchase of an annuity contract. The lump-sum payments of $4.4 million and the annuity contract totaling $25.2 million were paid out of plan assets and resulted in an $9.2 million non-cash settlement charge, which was recorded in Other comprehensive income in the Consolidated Statements of Comprehensive Income (Loss) during the year ended December 31, 2022.

The change in benefit obligation, plan assets and funded status as of December 31 is as follows:

	Non-U.S. Pension Plan
	2024	2023
Change in benefit obligation:
Benefit obligation — Beginning of the year	$32,172	$29,885
Interest cost	1,399	1,418
Benefits paid	(1,736)	(1,801)
Actuarial (gain) loss	(2,734)	1,087
Exchange rate changes	(435)	1,583
Benefit obligation at end of the year	$28,666	$32,172
Change in plan assets:
Fair value of plan assets — Beginning of the year	$23,052	$21,537
Actual return on plan assets	(1,652)	1,053
Employer contributions	1,240	1,125
Benefits paid	(1,736)	(1,801)
Exchange rate changes	(313)	1,138
Fair value of plan assets at end of the year	20,591	23,052
Funded status [1]	$(8,075)	$(9,120)
__________________
(1)Amounts are included in Pension and other post-retirement liabilities in the Consolidated Balance Sheets at December 31, 2024 and 2023.
Actuarial Gain - The projected Non-U.S. benefit obligation includes a net gain of $2.7 million for the year ended December 31, 2024 driven primarily by an increase in the discount rate assumption.
The components of net periodic cost (benefit) for the years ended December 31 were as follows:

	Non-U.S. Pension Plan
	2024	2023	2022
Interest cost	$1,399	$1,418	$785
Expected return on plan assets	(1,293)	(1,221)	(1,016)
Amortization of prior service cost	50	48	48
Recognized actuarial loss	872	757	603
Net periodic cost (benefit)	$1,028	$1,002	$420
Net periodic cost (benefit) components, not inclusive of service costs, are recognized in Other (income) expense within the Consolidated Statements of Operations.
Amounts Recognized in Other Comprehensive Income (Loss) - Amounts recognized in Other comprehensive income (loss), before taking into account income tax effects, at December 31 are as follows:

	Non-U.S. Pension Plan
	2024	2023	2022
Net actuarial loss	$13,899	$14,165	$13,603
Prior service cost	538	572	618
	$14,437	$14,737	$14,221

Other Changes in Plan Assets and Benefit Obligations Recognized in Comprehensive Income (Loss) - Amounts recognized as other changes in plan assets and benefit obligations in comprehensive income (loss), before taking into account income tax effects, for the year ended December 31 are as follows:

	Non-U.S. Pension Plan
	2024	2023
Actuarial (gain) loss	$205	$1,186
Amortization of actuarial (loss) gain	(844)	(716)
Prior service credit	(48)	(46)
Total recognized in other comprehensive income (loss)	$(687)	$424
Weighted-average assumptions used to determine benefit obligations at December 31 were as follows:

	Non-U.S. Pension Plan
	2024	2023
Discount rate	5.40%	4.45%
Weighted-average assumptions used to determine net periodic benefit cost at December 31 were as follows:

	Non-U.S. Pension Plan
	2024	2023	2022
Discount rate	4.45%	4.45%	1.80%
Expected return on plan assets	5.65%	5.65%	2.90%
The rate of return assumptions are based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. An incremental amount for active plan asset management and diversification, where appropriate, is included in the rate of return assumption. Our pension plan investment strategy is reviewed periodically, but no less frequently than annually.
We employ a total return investment approach whereby a mix of equities, fixed income and real estate investments are intended to maximize the long-term return of plan assets taking into consideration a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity, balanced, fixed income and real estate investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and large and small capitalizations. Other assets, such as real estate, are used judiciously to perhaps enhance long-term returns and to improve portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis in light of annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews. We expect to contribute approximately $1.5 million to our non-U.S. pension plan and our other post-retirement benefit plans in 2025.
Our investment allocation target for our non-U.S. pension plan for 2024 and our weighted-average asset allocations of our pension assets for the years ended December 31, by asset category, are as follows:

	Target Allocation %		Actual Allocations %
	2024	2023	2024	2023
Cash and cash equivalents	—	—	1	1
Equity/Balanced securities	27	23	26	23
Fixed income securities	73	77	73	76
	100%	100%	100%	100%

The non-U.S. pension plan assets are held in a pooled separate account which represents an insurance contract under which plan assets are administered through pooled funds. The contract portfolio includes cash and cash equivalents, equity/ balanced securities, and fixed income securities. The contract is valued daily based on the market value of the underlying net assets. The majority of the underlying net assets have observable Level 1 and/or 2 quoted pricing inputs which are used to determine the unit value of the contract, which is not publicly quoted and therefore classified as Level 2 of the fair value hierarchy. See Note 1, Significant Accounting Policies, for further detail on fair value hierarchy.
The assets within the insurance contract can be described as follows:
Equity Securities - Includes common stocks issued by U.S., United Kingdom and other international companies, equity funds that invest in common stocks and unit linked insurance policies. Equity investments generally allow near-term (within 90 days of the measurement date) liquidity and are held in issues that are actively traded to facilitate transactions at minimum cost.
Balanced Securities - Includes funds primarily invested in a mix of equity and fixed income securities where the allocations are at the discretion of the investment manager. Investments generally allow near-term (within 90 days of the measurement date) liquidity and are held in issues that are actively traded to facilitate transactions at minimum cost.
Fixed Income Securities - Includes U.S. dollar-denominated and United Kingdom and other international marketable bonds and convertible debt securities as well as fixed income funds that invest in these instruments. Investments generally allow near-term liquidity and are held in issues that are actively traded to facilitate transactions at minimum cost.
The fair values of our pension plan assets by asset category and by level as described in Note 1, Significant Accounting Policies, for the years ended December 31, 2024 and 2023 are as follows:

	December 31, 2024
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Insurance contracts and other	$20,591	$—	$20,591	$—
Total pension fund assets	$20,591	$—	$20,591	$—

	December 31, 2023
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Insurance contract and other	$23,052	$—	$23,052	$—
Total pension fund assets	$23,052	$—	$23,052	$—

The following table summarizes expected future benefit payments out of our pension and other post-retirement benefit plans:

Year Ending December 31,	Pension Plans
2025	$1,995
2026	$1,918
2027	$1,937
2028	$1,997
2029	$2,088
2030 to 2034	$9,915
10.    Performance Awards
In 2020, the Company made awards, defined as cash, shares or other awards, to employees under the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 EIP”) and the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan (the “2020 EIP”). Effective June 15, 2020, as part of the Company’s stockholders’ approval of the 2020 EIP, the Company agreed that no more awards will be made under the 2014 EIP.
Restricted Cash Awards – Restricted cash is a grant that is earned and payable in cash based upon the Company’s relative total shareholder return in terms of ranking as compared to the peer group and Return on Invested Capital ("ROIC") component established by the Compensation Committee of the Board of Directors.
Performance Stock Awards Settled in Cash – Performance-based stock award is a grant that is earned and payable in cash. The total amount payable as of the award's vesting date is determined based upon the number of shares allocated to a participant, the Company’s relative total shareholder return in terms of ranking which can fluctuate as compared to the peer group over the performance period, ROIC performance, and the share price of the Company's stock.
Total shareholder return is determined by the percentage change in value (positive or negative) over the applicable measurement period as measured by dividing (A) the sum of the cumulative value of dividends and other distributions paid on the Common Stock for the applicable measurement period and the difference (positive or negative) between each such company’s starting stock price and ending stock price, by (B) the starting stock price. Performance targets are based on relative total shareholder return in terms of ranking as compared to the peer group over the performance period.
ROIC is defined as adjusted net income plus interest expense (net of tax), divided by total assets less current liabilities plus current debt. A five-point average is used to calculate the asset denominator.
These awards are payable at the end of the performance period in cash if the employee is employed through the end of the performance period. If the employee is not employed during the entire performance period, the award is forfeited. These grants are accounted for as cash settlement awards for which the fair value of the award fluctuates based on the change in total shareholder return in relation to the peer group.
The following table summarizes performance awards granted in the form of cash awards under the equity incentive plans:

Amount
Adjusted Award Value at December 31, 2023	$1,901
New grants	3,028
Forfeitures [1]	(705)
Adjustments	(3,200)
Payments	(324)
Adjusted Award Value at December 31, 2024	$700
__________________
(1)Forfeitures includes $0.2 million of expense reversed in 2024 that is attributable to Industrial Automation business and included in discontinued operations for the years ended December 31, 2024.
The Company generally grants performance awards in the first quarter of each year. Unrecognized compensation expense was $0.5 million as of December 31, 2024.
11.    Share-Based Compensation
The compensation expense for our share-based compensation arrangements (see Restricted Stock Awards below) was $3.9 million, $3.8 million and $5.8 million for the years ended December 31, 2024, 2023 and 2022, respectively. Share-based compensation expense is included in selling, general and administrative expenses in the Consolidated Statements of Operations.
Restricted Stock Awards - Restricted stock is a grant of shares of common stock that may not be sold, encumbered or disposed of and that may be forfeited in the event of certain terminations of employment or in the case of the board of directors, a separation for cause, prior to the end of a restricted period set by the compensation committee of the board of directors. Forfeitures are recorded as they occur. A participant granted restricted stock generally has all of the rights of a stockholder, unless the compensation committee determines otherwise. Time-based restricted stock awards generally vest over the three-year period following the date of grant, unless forfeited, and will be paid out in the form of stock at the end of the vesting period.
Performance Stock Awards Settled in Stock – Performance-based stock awards have similar restrictions as restricted stock. They vest over the specified period following the date of grant, unless forfeited, and will be paid out in the form of stock at the end of the vesting period if the Company meets the performance targets set at the time the award was granted. Performance targets are based on relative total shareholder return in terms of ranking as compared to the peer group over the performance period and ROIC performance.
As of December 31, 2024, there was approximately $4.4 million of unrecognized compensation expense related to non-vested share-based compensation arrangements granted under our equity incentive plans. This expense is subject to future adjustments and forfeitures and will be recognized on a straight-line basis over the remaining period listed above for each grant.
A summary of the status of our restricted stock awards as of December 31, 2024 and changes during the twelve-month period ending December 31, 2024, is presented below:

	2024
	Shares (in thousands)	Weighted- Average Grant-Date Fair Value
Non-vested - beginning of year	591	$7.66
Granted	820	4.76
Vested	(490)	7.45
Forfeited	(86)	6.84
Non-vested - end of year	835	$5.02

As of December 31, 2024, a total of 1.3 million shares were available for future grants from the shares authorized for award under our 2020 EIP, including cumulative forfeitures.
Repurchase of Common Stock - We did not repurchase any of our common stock on the open market as part of a stock repurchase program during 2024; however, our employees surrendered 118 thousand shares of our common stock to satisfy tax withholding obligations on the vesting of the restricted stock awards.
12.    Stockholders’ Equity
Common Stock - Our authorized capital stock consists of 60,000,000 shares of common stock with a par value of $0.01 per share, with 33,694,396 and 33,322,535 shares were issued and outstanding as of December 31, 2024 and 2023, respectively.
Preferred Stock - Our authorized capital stock includes preferred stock of 5,000,000 shares with a par value of $0.01 per share, with no shares outstanding as of December 31, 2024 and 2023.
Earnings (Loss) Per Share - Basic earnings (loss) per share is determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share presented is determined by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period as determined by the treasury stock method. Potential common shares are included in the diluted earnings per share calculation when dilutive.
Diluted earnings (loss) per share for years ended December 31, 2024, 2023 and 2022 includes the effects of potential common shares when dilutive and is as follows:

	2024	2023	2022
Net income (loss)	$(27,867)	$49,411	$(21,971)
Net income (loss) from continuing operations	$(35,734)	$43,633	$(16,626)
Net income (loss) from discontinued operations	$7,867	$5,778	$(5,345)
Weighted average number of common shares outstanding (in '000s)	33,418	33,040	32,334
Dilutive effect of restricted stock grants after application of the treasury stock method (in '000s)	—	541	—
Dilutive shares outstanding	33,418	33,581	32,334
Basic earnings (loss) per share from continuing operations	$(1.07)	$1.32	$(0.51)
Basic earnings (loss) per share from discontinued operations	$0.24	$0.18	$(0.17)
Diluted earnings (loss) per share from continuing operations	$(1.07)	$1.30	$(0.51)
Diluted earnings (loss) per share from discontinued operations	$0.24	$0.17	$(0.17)
There were 428 thousand anti-dilutive shares for the year ended December 31, 2024. There were no anti-dilutive shares for the year ended December 31, 2023. There were 113 thousand anti-dilutive shares for the year ended December 31, 2022.
Dividends — We have not declared or paid any cash dividends in the past. The terms of our Credit Agreement restrict the payment or distribution of our cash or other assets, including cash dividend payments.

13.    Other Comprehensive Income (Loss)
The activity for each item of accumulated other comprehensive income (loss) is as follows:

	Foreign currency items	Pension and other post-retirement benefit plans	Derivative Instruments	Accumulated other comprehensive income (loss)
Balance - December 31, 2022	$(24,811)	$(11,512)	$4,773	$(31,550)
Net current period change	1,584	(178)	7,627	9,033
Amounts reclassified into earnings	—	(206)	(7,561)	(7,767)
Balance - December 31, 2023	$(23,227)	$(11,896)	$4,839	$(30,284)
Net current period change	(7,435)	53	(6,262)	(13,644)
Amounts reclassified into earnings	—	384	201	585
Balance - December 31, 2024	$(30,662)	$(11,459)	$(1,222)	$(43,343)
The related tax effects allocated to each component of other comprehensive income (loss) for the years ended December 31, 2024 and 2023 are as follows:

2024	Before Tax Amount	Tax Expense	After Tax Amount
Net current period change
Cumulative translation adjustment	$(7,435)	$—	$(7,435)
Net actuarial gain and prior service credit	(108)	161	53
Derivative instruments	(8,294)	2,032	(6,262)
Net unrealized gain (loss)	(15,837)	2,193	(13,644)
Amounts reclassified into earnings:
Actuarial loss and prior service cost	384	—	384
Derivative instruments activity	299	(98)	201
Net realized gain (loss)	683	(98)	585
Total other comprehensive income (loss)	$(15,154)	$2,095	$(13,059)

2023	Before Tax Amount	Tax Expense	After Tax Amount
Net current period change
Cumulative translation adjustment	$1,584	$—	$1,584
Net actuarial gain and prior service credit	(438)	260	(178)
Derivative instruments	9,792	(2,165)	7,627
Net unrealized gain (loss)	10,938	(1,905)	9,033
Amounts reclassified into earnings:
Actuarial loss and prior service cost	(206)	—	(206)
Derivative instruments activity	(10,085)	2,524	(7,561)
Net realized gain (loss)	(10,291)	2,524	(7,767)
Total other comprehensive income	$647	$619	$1,266
14.    Cost Reduction and Manufacturing Capacity Rationalization
During the quarter ended December 31, 2023, management approved restructuring programs to align the Company’s cost structure to support margin expansion. The programs include workforce reductions and footprint optimization across segments. We incurred $10.8 million expense during the year ended December 31, 2024 related to this program.
The changes in accrued restructuring balances are as follows:

	Global Seating	Electrical Systems	Trim Systems & Components	Corporate/Other	Total
December 31, 2023	$—	$—	$128	$983	$1,111
New charges	1,546	3,745	5,329	164	10,784
Payments and other adjustments	(1,518)	(3,745)	(5,457)	(787)	(11,507)
December 31, 2024	$28	$—	$—	$360	$388

	Global Seating	Electrical Systems	Trim Systems & Components	Corporate/Other	Total
December 31, 2022	$—	$—	$(5)	$—	$(5)
New charges	131	8	678	983	1,800
Payments and other adjustments	(131)	(8)	(545)	—	(684)
December 31, 2023	$—	$—	$128	$983	$1,111
Of the $10.8 million costs incurred in the twelve months ended December 31, 2024, $8.4 million primarily related to headcount reductions and $2.4 million related to facility exit and other costs. For the twelve months ended December 31, 2024, Global Seating segment had new charges of $1.5 million related to headcount reductions. Electrical Systems segment had a new charge of $3.7 million related to headcount reductions. Trim Systems and Components segment had a new charge of $3.0 million related to headcount reductions and $2.3 million related to facility exit and other costs. Corporate had a new charge of $0.2 million related to headcount reductions. Of the $10.8 million costs incurred, $9.2 million was recorded in cost of revenues and $1.6 million was recorded in selling, general and administrative expenses.
Of the $1.8 million costs incurred in the twelve months ended December 31, 2023, $1.8 million related to headcount reductions. For the twelve months ended December 31, 2023, Global Seating segment had new charges of $0.1 million related to headcount reductions. Trim Systems and Components had new charges of $0.7 million related to headcount reductions. Corporate had a new charge of $1.0 million related to headcount reductions. Of the $1.8 million costs incurred, $0.8 million was recorded in cost of revenues and $1.0 million was recorded in selling, general and administrative expenses.
15.    Commitments and Contingencies
Leases - As disclosed in Note 6, Leases, we lease office, warehouse and manufacturing space and equipment under non-cancelable operating lease agreements that generally require us to pay maintenance, insurance, taxes and other expenses in addition to annual rental fees. As of December 31, 2024, our equipment leases did not provide for any material guarantee of a specified portion of residual values.
Guarantees - Costs associated with guarantees are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of available facts; where no amount within a range of estimates is more likely, the minimum is accrued. As of December 31, 2024 and 2023, we had no such guarantees.
Litigation - We are subject to various legal proceedings and claims arising in the ordinary course of business, including but not limited to product liability claims, customer and supplier disputes, service provider disputes, examinations by taxing authorities, employment disputes, workers’ compensation claims, unfair labor practice charges, OSHA investigations, intellectual property disputes and environmental claims arising out of the conduct of our businesses.

Management believes that the Company maintains adequate insurance and that we have established reserves for issues that are probable and estimable in amounts that are adequate to cover reasonable adverse judgments not covered by insurance. Based upon the information available to management and discussions with legal counsel, it is the opinion of management that the ultimate outcome of the various legal actions and claims that are incidental to our business are not expected to have a material adverse impact on the consolidated financial position, results of operations, equity or cash flows; however, such matters are subject to many uncertainties and the outcomes of individual matters are not predictable with any degree of assurance.
Warranty - We are subject to warranty claims for products that fail to perform as expected due to design or manufacturing deficiencies. Depending on the terms under which we supply products to our customers, a customer may hold us responsible for some or all of the repair or replacement costs of defective products when the product supplied did not perform as represented. Our policy is to record provisions for estimated future customer warranty costs based on historical trends and for specific claims. These amounts, as they relate to the years ended December 31, 2024 and 2023, are included within accrued liabilities and other in the accompanying Consolidated Balance Sheets.
On July 24, 2023, one of our customers issued a voluntary safety recall related to certain wiper system components supplied by us. To the extent a loss occurs that is attributed to us, we believe that we have reasonable levels of insurance coverage to mitigate recall exposure risk. It is reasonably possible that we will incur additional losses and fees above the amount accrued for warranty claims but we cannot estimate a range of such reasonably possible losses or fees related to these claims at this time. There are no assurances, however, that settlements reached and/or adverse judgments received, if any, will not exceed amounts normally accrued.
The following presents a summary of the warranty provision for the years ended December 31:

	2024	2023
Balance - beginning of the year	$1,458	$1,433
Provision for warranty claims	1,872	1,163
Deduction for payments made and other adjustments	(2,123)	(1,138)
Balance - end of year	$1,207	$1,458
Debt Payments - As disclosed in Note 3, Debt, the Credit Agreement requires the Company to repay a fixed amount of principal on a quarterly basis and make voluntary prepayments that coincide with certain events.
The following table provides future minimum principal payments due on long-term debt for the next five years. The existing long-term debt agreement matures in 2027; no payments are due thereafter:

Year Ending December 31,
2025	$8,437
2026	$24,063
2027	$103,000
2028	$—
2029	$—
Thereafter	$—
16.    Segment Reporting
CVG's reportable segments were impacted in the current period due to the divestiture of the cab structure business with operations in Kings Mountain, North Carolina and the Industrial Automation segment. As a result of classifying the Industrial Automation reporting segment as a discontinued operation, it is not a reportable segment. Additionally, as a result of classifying the cab structure divestiture as discontinued operations, the financial information reported for other segments excludes the activity from Kings Mountain, North Carolina.

Effective January 1, 2025, the Company reorganized its operations into three segments: Global Seating, Global Electrical Systems, and Trim Systems and Components. The reorganization was designed to enhance alignment with its customers and end markets which will allow the Company to better focus on growth opportunities, capital allocation and enhancing shareholder value. As a result of the strategic reorganization, the prior period amounts have been revised to conform to the Company’s current period presentation.
Our President and Chief Executive Officer is the Company’s chief operating decision maker (“CODM”). The CODM uses segment operating income compared to historical results, budgets, and forecasted financial information, in order to assess segment performance and allocate operating and capital resources. During the quarter ended March 31, 2025, the Company revised its method for allocating corporate expenses to segment operating income to better align with how the segments utilize corporate support activities. This change provides the CODM meaningful segment profitability information to support operating decisions and the allocation of resources. The prior period amounts have been revised to conform to the Company’s current period presentation.
Certain of our facilities manufacture and sell products through multiple product lines. The products produced by each of our segments are more specifically described below.
The Global Seating segment designs, manufactures and sells the following products:
•Commercial vehicle seats for the global commercial vehicle markets including heavy duty trucks, medium duty trucks, last mile delivery trucks and vans, construction and agriculture equipment in North America, Europe and Asia-Pacific. This segment includes a portion of the company’s activities in the electric vehicle market.
•Seats and components sold into the commercial vehicle channels that provide repair and refurbishing. These channels include Original Equipment Service ("OES") centers and retail distributors, and are spread across North America, Europe and Asia-Pacific.
•Office seats primarily sold into the commercial and home office furniture distribution channels in Europe and Asia-Pacific.
The Global Electrical Systems segment designs, manufactures and sells the following products:
•Cable and harness assemblies for both high and low voltage applications, control boxes, dashboard assemblies and design and engineering for these applications.
•The end markets for these products are construction, agricultural, industrial, automotive (both internal combustion and electric vehicles), truck, mining, rail, marine, power generation and the military/defense industries in North America, Europe and Asia-Pacific.
The Trim Systems and Components segment designs, manufactures and sells the following products:
•Plastic components ("Trim") primarily for the North America commercial vehicle market, MD/HD truck market and power sports markets.
•Commercial vehicle accessories including wipers, mirrors, and sensors. These products are sold both as Original Equipment and as repair products.

The following tables present financial information for the Company's reportable segments for the periods indicated:

	For the year ended December 31, 2024
	Global Seating	Global Electrical Systems	Trim Systems & Components	Total
Revenues	$314,682	$203,128	$205,545	$723,355
Cost of revenues	277,131	189,946	183,001	650,078
Gross profit	37,551	13,182	22,544	73,277
Selling, general & administrative expenses	29,977	17,742	14,242	61,961
Operating income (loss) [1]	7,574	(4,560)	8,302	11,316
Corporate and other unallocated costs [2]				12,074
Other (income) expense				(2,200)
Interest expense				9,174
Loss on extinguishment of debt				509
Loss before provision for income taxes				(8,241)

Capital expenditures, depreciation and restructuring:
Capital expenditures	$5,082	$5,421	$3,446
Depreciation expense	$5,186	$4,927	$3,279
Restructuring	$1,546	$3,745	$5,329

	For the year ended December 31, 2023
	Global Seating	Global Electrical Systems	Trim Systems & Components	Total
Revenues	$348,690	$242,390	$244,389	$835,469
Cost of revenues	305,539	202,745	205,911	714,195
Gross profit	43,151	39,645	38,478	121,274
Selling, general & administrative expenses	34,026	17,088	17,399	68,513
Operating income [1]	9,125	22,557	21,079	52,761
Corporate and other unallocated costs [2]				12,888
Other (income) expense				1,195
Interest expense				10,248
Income before provision for income taxes				28,430

Capital expenditures, depreciation and restructuring:
Capital expenditures	$8,067	$8,669	$1,891
Depreciation expense	$5,039	$4,181	$3,396
Restructuring	$131	$8	$678

	For the year ended December 31, 2022
	Global Seating	Global Electrical Systems	Trim Systems & Components	Total
Revenues	$358,826	$191,828	$231,929	$782,583
Cost of revenues	329,888	165,069	202,098	697,055
Gross profit	28,938	26,759	29,831	85,528
Selling, general & administrative expenses	28,433	9,376	11,755	49,564
Operating income (loss) [1]	505	17,383	18,076	35,964
Corporate and other unallocated costs [2]				11,143
Other (income) expense				10,463
Interest expense				9,159
Loss on extinguishment of debt				921
Income before provision for income taxes				4,278

Capital expenditures, depreciation and restructuring:
Capital expenditures	$10,004	$3,883	$4,982
Depreciation expense	$4,516	$3,704	$4,075
Restructuring	$2,458	$674	$202
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(1)Segment operating income includes allocated corporate operating expenses associated with central services such as procurement, quality, logistics, environmental health and safety, information technology, insurance, finance, credit and collections, treasury and human resources. Operating expenses related to corporate headquarter functions are primarily allocated to each segment based on revenue contribution.
(2)Unallocated corporate costs include enterprise and governance stewardship which include listing fees, audit fees, compliance costs, insurance costs, Board of Directors fees, and corporate management stock-based compensation expenses. Finally, interest expense, income taxes, and certain other items included in Other (income) expense, which are managed on a consolidated basis, are not allocated to the operating segments.
The following table presents revenues and long-lived assets for the geographic areas in which we operate:

	Years Ended December 31,
	2024		2023		2022
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$504,455	$65,957	$596,620	$67,727	$550,783	$65,279
Czech Republic	93,106	6,679	102,786	8,583	88,295	6,565
All other countries	125,794	26,253	136,063	23,983	143,505	17,835
	$723,355	$98,889	$835,469	$100,293	$782,583	$89,679
Sales to two of our customers was individually in excess of 10% of total Company revenues in each of the years ended December 31, 2024, 2023 and 2022, as noted in the table below. The following table presents revenue from the above mentioned customer as a percentage of total revenue:

		Years Ended December 31,
Customer	Primary Segment	2024	2023	2022
Customer A	Global Seats and Trim Systems & Components	13%	13%	13%
Customer B	Trim Systems & Components	11%	10%	16%

17.    Discontinued Operations
On July 31, 2024, the Company entered into a purchase agreement to sell its cab structures business with operations in Kings Mountain, North Carolina for approximately $40 million. On September 6, 2024, the Company entered into an Amendment to the Purchase Agreement whereby the transaction closed on September 6, 2024 with the Company receiving $20 million of the purchase price on September 6, 2024 and $20 million (subject to adjustment) on October 1, 2024. The decision to divest this business was part of our strategy to reduce our exposure to the cyclical Class 8 market, lower our customer concentration, remove complexity from our business, and improve our return profile.
On October 30, 2024, the Company entered into a purchase agreement to sell its First Source Electronics (FSE) business with operations in Elkridge, Maryland for approximately $1.5 million, with a note in the amount of $0.5 million and earn out potential of an additional $1.5 million subject to certain criteria. The Elkridge facility is the primary manufacturing facility of the Company's Industrial Automation segment. The decision to divest this business was part of our strategy to continually evaluate our portfolio of businesses and product lines for strategic fit and continued investment.
We determined that the sale of the cab structures and Industrial Automation businesses represent discontinued operations as they constitute disposals of a product line and an operating segment, respectively, and are a strategic shift that will have a major effect on our operations and financial results (individually and collectively). As a result, we reclassified the related earnings (loss) from continuing operations to earnings (loss) from discontinued operations - net of income taxes on the consolidated statement of earnings (loss) for all the periods presented. No amounts for shared general and administrative operating support expense were allocated to the discontinued operation. The assets and liabilities related to these divestitures were classified under a held for sale designation within the Consolidated Balance Sheets as of December 31, 2023.
The Company has continuing involvement with the cab structures business through a transition services agreement (TSA), pursuant to which the Company and Buyer parties provide certain service to each other for a period of time following the disposition, up to one year. While the transition services are expected to vary in duration depending upon the type of service provided, the Company expects to reduce costs as the transition services are completed. The Company recognized $3.2 million of income related to the transition services agreement for the twelve months ended December 31, 2024, which was presented in Continuing operations, Other (income) expense in the Condensed Consolidated Statements of Operations.
The following table provides a reconciliation of the individual discontinued operations to the Condensed Consolidated Statements of Operations for the twelve months ended December 31, 2024 and 2023.

	Twelve Months Ended December 31,
	2024	2023	2022
Income (loss) from discontinued operations, net of tax
Cab structures business	$20,078	$7,126	$1,873
Industrial Automation segment	(12,211)	(1,348)	(7,218)
Total income from discontinued operations, net of tax	$7,867	$5,778	$(5,345)

The following tables present reconciliations of the captions within CVG's Condensed Consolidated Statements of Operations attributable to each discontinued operation for the twelve months ended December 31, 2024 and 2023.

	Twelve Months Ended December 31,
	2024	2023	2022
Income (loss) from discontinued operations attributable to Cab structures business:
Revenues	$93,150	$120,310	$111,223
Cost of revenues	101,826	110,871	107,943
Gross profit	(8,676)	9,439	3,280
Selling, general and administrative expenses	—	—	1,407
Operating income (loss)	(8,676)	9,439	1,873
Income (loss) before provision for income taxes	(8,676)	9,439	1,873
Provision (benefit) for income taxes of discontinued operations	—	2,313	—
Earnings (loss) from discontinued operations - before gain on sale of discontinued operations	(8,676)	7,126	1,873
Gain on disposition of discontinued operations, net of income taxes	28,754	—	—
Net income from discontinued operations, net of income taxes	$20,078	$7,126	$1,873

	Twelve Months Ended December 31,
	2024	2023	2022
Income (loss) from discontinued operations attributable to Industrial Automation segment:
Revenues	$16,468	$38,900	$87,747
Cost of revenues	17,220	35,707	89,549
Gross profit	(752)	3,193	(1,802)
Selling, general and administrative expenses	3,355	4,445	4,748
Operating loss	(4,107)	(1,252)	(6,550)
Interest expense	248	443	668
Loss before provision for income taxes	(4,355)	(1,695)	(7,218)
Provision (benefit) for income taxes of discontinued operations	—	(347)	—
Loss from discontinued operations - before loss on sale of discontinued operations	(4,355)	(1,348)	(7,218)
Loss on disposition of discontinued operations, net of income taxes	(7,856)	—	—
Net loss from discontinued operations, net of income taxes	$(12,211)	$(1,348)	$(7,218)

The following table presents the major classes of assets and liabilities of the cab structures and Industrial Automation segment as of December 31, 2023 that were classified as held for sale in the accompanying Consolidated Balance Sheet (in thousands).

December 31, 2023
Account receivable, net	$4,603
Inventories	10,815
Other current assets	185
Current assets held for sale	15,603
Property, plant and equipment, net	4,545
Intangible assets, net	4,628
Non current assets held for sale	9,173
Total assets held for sale	$24,776
Accounts payable	2,068
Accrued liabilities and other	224
Current liabilities held-for-sale	2,292
Other long-term liabilities	31
Noncurrent liabilities held-for-sale	31
Total liabilities held for sale	$2,323
The following tables present reconciliations of the captions within CVG's Condensed Consolidated Statements of Cash Flows attributable to discontinued operations for the twelve months ended December 31, 2024 and 2023. Net cash provided by operating activities for the twelve months ended December 31, 2024 includes the gain and loss on the respective transactions, as noted above.

	Twelve Months Ended December 31,
	2024	2023	2022
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(13,954)	8,818	14,380
Net cash provided by (used in) investing activities	(838)	(749)	(525)
Total cash provided by (used in) discontinued operations	$(14,792)	$8,069	$13,855